UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ACADIA HEALTHCARE COMPANY, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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(Acadia Healthcare Company, Inc. Logo)

830 CRESCENT CENTRE DRIVE, SUITE 610

FRANKLIN, TENNESSEE 37067

April 27, 2012

TO OUR STOCKHOLDERS:

You are cordially invited to attend the 2012 Annual Meeting of Stockholders (the “Annual Meeting”) of Acadia Healthcare Company, Inc., to be held on Wednesday, May 23, 2012, at 10:30 a.m. (Central Time), at our executive offices located at 830 Crescent Centre Drive, Suite 610, Franklin, Tennessee 37067. The matters to be acted upon at the Annual Meeting are more fully described in the accompanying Proxy Statement and related materials.

It is important that your shares be represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please vote by proxy as soon as possible by following the instructions on the enclosed proxy card. If you attend the Annual Meeting, you may withdraw your proxy and vote your shares personally.

We look forward to seeing you at the Annual Meeting.

Sincerely,

Joey A. Jacobs
Chairman, Director and Chief Executive Officer

YOUR VOTE IS IMPORTANT.

PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD

AS PROMPTLY AS POSSIBLE.

(Acadia Healthcare Company, Inc. Logo)

830 CRESCENT CENTRE DRIVE

SUITE 610

FRANKLIN, TENNESSEE 37067

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 23, 2012

TO OUR STOCKHOLDERS:

The 2012 Annual Meeting of Stockholders (the “Annual Meeting”) of Acadia Healthcare Company, Inc. will be held on Wednesday, May 23, 2012, at 10:30 a.m. (Central Time), at our executive offices located at 830 Crescent Centre Drive, Suite 610, Franklin, Tennessee 37067, for the following purposes:

(1)	To elect four nominees as Class I directors;

(2)	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012; and

(3)	To transact any other business that properly comes before the Annual Meeting or any adjournments or postponements thereof.

The matters to be acted upon at the Annual Meeting are more fully described in the Proxy Statement and related materials. Please read the materials carefully.

The Board of Directors has fixed the close of business on March 26, 2012 as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof.

By order of the Board of Directors,

Joey A. Jacobs
Chairman, Director and Chief Executive Officer

Dated: April 27, 2012

IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, TO ASSURE THE PRESENCE OF A QUORUM, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. IF YOU ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED.

(Acadia Healthcare Company, Inc. Logo)

830 CRESCENT CENTRE DRIVE

SUITE 610

FRANKLIN, TENNESSEE 37067

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Acadia Healthcare Company, Inc. (the “Company”) of proxies to be voted at the 2012 Annual Meeting of Stockholders (the “Annual Meeting”), to be held at our executive offices located at 830 Crescent Centre Drive, Suite 610, Franklin, Tennessee 37067, on Wednesday, May 23, 2012, at 10:30 a.m. (Central Time), for the purposes set forth in the accompanying notice, and at any adjournments or postponements thereof. This Proxy Statement and the accompanying proxy are first being mailed or made available to stockholders on or about April 27, 2012.

INFORMATION CONCERNING SOLICITATION AND VOTING

Record Date

The close of business on March 26, 2012 has been fixed as the record date for the determination of stockholders entitled to vote at the Annual Meeting. As of such date, we had 90,000,000 authorized shares of common stock, $0.01 par value per share (“Common Stock”), of which 32,136,361 shares were outstanding and entitled to vote, and 10,000,000 authorized shares of preferred stock, $0.01 par value per share, of which no shares were outstanding. Common Stock is our only outstanding class of voting stock. Each share of Common Stock will have one vote on each matter to be voted upon at the Annual Meeting.

Quorum Requirements

A majority of the shares of Common Stock entitled to vote, represented in person or by proxy, is required to constitute a quorum. Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum at the Annual Meeting. If a quorum is not present at the time of the Annual Meeting, the stockholders entitled to vote, present in person or represented by proxy, shall have the power to adjourn the Annual Meeting until a quorum shall be present or represented by proxy. The Annual Meeting may be adjourned from time to time, whether or not a quorum is present, by the affirmative vote of a majority of the votes present and entitled to be cast at the Annual Meeting.

Voting Procedures

Whether you hold shares directly as the stockholder of record or through a broker, trustee or other nominee, as the beneficial owner, you may direct how your shares are voted without attending the Annual Meeting. If you hold shares in street name, you must vote by giving instructions to your broker or nominee. You should follow the voting instructions on the form that you receive from your broker or nominee. The availability of telephone and Internet voting will depend on your bank’s or broker’s voting process. Please refer to the instructions provided in the materials provided to you for information on the available voting methods.

If a proxy is properly given prior to or at the Annual Meeting and not properly revoked, it will be voted in accordance with the instructions, if any, given by the stockholder. Subject to the requirements described below, if no instructions are given, it will be voted (1) FOR the election as directors of the nominees described in this Proxy Statement, (2) FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012 and (3) in accordance with the recommendation of the Board of Directors of the Company (“Board” or “Board of Directors”) on any other proposal that may properly come before the Annual Meeting or any adjournment thereof. The persons named as proxies were selected by our Board of Directors.

Without your instructions, your broker or nominee is permitted to use its own discretion and vote your shares on certain routine matters (such as Proposal 2), but is not permitted to use discretion and vote your shares on non-routine matters (such as Proposal 1). The election of directors is not considered a routine matter for which brokers are permitted to vote your shares. We urge you to give voting instructions to your broker on both proposals. Shares that are not permitted to be voted by your broker are called “broker non-votes.” Broker non-votes are not considered votes for or against a proposal and therefore will have no direct impact on any proposal.

Stockholders who give proxies have the right to revoke them at any time before they are voted by delivering a written request to Christopher L. Howard, Esq., Executive Vice President, General Counsel and Secretary, at 830 Crescent Centre Drive, Suite 610, Franklin, Tennessee 37067, prior to the Annual Meeting or by submitting another proxy at a later date, and the giving of the proxy will not affect the right of a stockholder to attend the Annual Meeting and vote in person.

Miscellaneous

We will bear the cost of printing, mailing and other expenses in connection with this solicitation of proxies and will also reimburse brokers and other persons holding shares of Common Stock in their names or in the names of nominees for their expenses in forwarding the proxy materials to the beneficial owners of such shares. Certain of our directors, officers and employees may, without any additional compensation, solicit proxies in person or by telephone.

Our management is not aware of any matters other than those described in this Proxy Statement that may be presented for action at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is intended that the proxies will be voted with respect thereto in accordance with the judgment of the person or persons voting such proxies subject to the direction of our Board of Directors.

PROPOSAL 1: ELECTION OF DIRECTORS

Introduction

Our Amended and Restated Certificate of Incorporation provides that our Board of Directors shall be divided into three classes of as nearly equal size as possible. Approximately one-third of our directors are elected each year. All classes of directors have three-year terms. The terms of our Class I directors expire at the Annual Meeting.

In connection with the consummation of our acquisition of PHC, Inc. (“PHC”) on November 1, 2011, we entered into a stockholders agreement with certain members of our management (the “Management Investors”) and Waud Capital Partners (“WCP”) and certain of WCP’s affiliates (the “Stockholders Agreement”). For so long as certain affiliates of WCP (the “WCP Investors”) retain voting control over at least 50% of our outstanding voting securities, the WCP Investors have the right to designate seven (7) representatives to our Board of Directors, four (4) of which will be designated as Class I directors and three (3) of which will be designated as Class II directors. The rights of the WCP Investors to designate board representatives diminish if the WCP Investors own less than 50% of our outstanding voting securities. In addition, in accordance with the Stockholders Agreement, our Board appointed Joey A. Jacobs and Bruce A. Shear as Class III directors. Mr. Jacob’s appointment shall last as long as he continues to serve as our Chief Executive Officer or the Chief Executive Officer of any of our subsidiaries. Mr. Shear’s appointment will terminate after the expiration of the three-year term following his initial term. Pursuant to the Stockholders Agreement, Mr. Shear also has the right to designate a director who meets the applicable director independence requirements of The Nasdaq National Market. See “Certain Relationships and Related Person Transactions—Stockholders Agreement” for additional information.

Our Board of Directors has nominated the four individuals named below under the caption “Class I Nominees” for election as directors to serve until the annual meeting of stockholders in 2015 and their successors have been elected and take office or until their earlier death, resignation or removal. All of the nominees were designated by the WCP Investors. Each nominee has consented to be a candidate and to serve if elected. Proxies cannot be voted for a greater number of persons than the nominees named.

Pursuant to the Stockholders Agreement and provided that the WCP Investors hold at least 17.5% of Acadia’s outstanding voting securities, each Management Investor shall vote all of his or her shares and any other voting securities over which such Management Investor has voting control as directed by the WCP Investors holding a majority of our outstanding shares of Common Stock held by all WCP Investors as of such date (the “Majority WCP Investor”).

Qualification of Directors

As described below, our Board of Directors is composed of individuals from differing backgrounds and experiences. We believe that each of our directors possesses unique qualifications, skills and attributes that complement the performance of the full Board. The experience that each has obtained from their respective professional backgrounds, as set forth below, have qualified them to serve on our Board of Directors.

Class I Nominees

The following table shows the names, ages and principal occupations of each of the nominees designated by our Board of Directors to become directors and the year in which each nominee was first appointed or elected to the Board of Directors of the Company, or its predecessor, Acadia Healthcare Company, LLC.

Name	Age	Principal Occupation	Director Since

Reeve B. Waud	48	Mr. Waud formed WCP in 1993 and has served as the Managing Partner of WCP since that time. Prior to founding WCP, Mr. Waud was an investment professional at Golder, Thoma, Cressey, Rauner, Inc. (“GTCR”), a private equity investment group based in Chicago, Illinois. Before joining GTCR, Mr. Waud was in the Corporate Finance Group of Salomon Brothers, Inc. and was a founding member of its Venture Capital Group.	2005

		The Board of Directors believes that Mr. Waud is qualified to serve as a director due to, among other things, his extensive knowledge of and experience in the healthcare industry and his general business and financial acumen. Mr. Waud also serves as the controlling shareholder and/or chairman of the board of directors of Adreima, CarePoint Partners, Maxum Petroleum, True Partners Consulting, and Whitehall Products, all private companies. He also serves on the board of directors of Northwestern Memorial Foundation, the philanthropic arm that supports the fundraising, grant-making and stewardship activities of Northwestern Memorial HealthCare (“NMHC”), and is a member of the NMHC Finance Committee. Mr. Waud currently serves as an advisor to Green Courte Partners, a private equity, real estate investment firm. In addition, Mr. Waud is a member of the Commonwealth Club of Chicago and is a member of The Economic Club of Chicago. He is a trustee of St. Paul’s School in Concord, New Hampshire and the John G. Shedd Aquarium. In addition, he serves on the Visiting Committee of the University of Chicago Harris School of Public Policy. Mr. Waud was designated as a director by the WCP Investors.

David O. Neighbours	35	Mr. Neighbours is a Partner of WCP and joined the firm in 2003. Prior to joining WCP, Mr. Neighbours worked for Citigroup Investments in New York from 2001 to 2003. Previously, Mr. Neighbours was with Salomon Smith Barney in New York from 1999 to 2001, where he worked in the firm’s proprietary investment group, SSB Capital Partners, and prior to that, in the firm’s investment banking division. Our Board believes that Mr. Neighbours is qualified to serve as a director due to, among other things, his extensive knowledge of and experience in the healthcare industry and his general business and financial acumen. Mr. Neighbours also serves as Chairman of the board of directors of Adreima and Optimum Outcomes Healthcare Management and as a member of the board of directors of Cogent HMG, ProNerve and True Partners Consulting, all private companies. Mr. Neighbours serves on the board of directors of The Healthcare Private Equity Association, a non-profit trade association that represents the U.S. healthcare private equity industry. Mr. Neighbours also serves as a member of the Rush University Medical Center Associates Board. Mr. Neighbours was designated as a director by the WCP Investors.	2012

Matthew W. Clary	50	Mr. Clary is a Partner of WCP and joined the firm in 2004. Prior to joining WCP, Mr. Clary was a founding member and Partner with Banc of America Capital Investors in Chicago. Mr. Clary joined Continental Bank, a predecessor to Bank of America, in 1990 as a Senior Associate in the Corporate Banking Group. Our Board believes that Mr. Clary is qualified to serve as a director due to, among other things, his extensive knowledge of and experience in the healthcare industry and his general business and financial acumen. Mr. Clary serves or has served on the board of directors of over a dozen private companies, including several roles as Non-executive Chairman. Mr. Clary currently serves on the board of directors of CarePoint Partners, National Security Partners, Sterling Healthcare and The Center for Vein Restoration, all private companies. Mr. Clary was designated as a director by the WCP Investors.	2012

Eric S. Gordon	33	Mr. Gordon is a Vice President of WCP and joined the firm in 2008. Prior to joining WCP, Mr. Gordon worked as Manager of Real Estate Investments at Ventas, Inc. in Chicago from 2002 to 2006 prior to receiving his M.B.A. from Harvard Business School. Previously, Mr. Gordon was an investment banking analyst with Merrill Lynch in New York. Our Board believes that Mr. Gordon is qualified to serve as a director due to, among other things, his knowledge of and experience in the healthcare industry and his financial acumen. Mr. Gordon also serves on the board of directors of Adreima, CarePoint Partners and Optimum Outcomes Healthcare Management, all private companies. Mr. Gordon was designated as a director by the WCP Investors.	2012

Required Vote

Directors are elected by a plurality of the votes cast by the shares of Common Stock entitled to vote in the election at a meeting at which a quorum is present. Our Amended and Restated Certificate of Incorporation does not provide for cumulative voting, and, accordingly, the stockholders do not have cumulative voting rights with respect to the election of directors. Consequently, each stockholder may cast one vote per share of Common Stock held of record for each nominee. An abstention may not be specified with respect to the election of Class I nominees. Broker non-votes will have no effect on the outcome of the election. Unless a proxy specifies otherwise, or results in a broker non-vote because of the failure to execute or return the proxy to a broker with instructions, the persons named in the proxy will vote the shares covered thereby FOR the nominees designated by our Board of Directors. If a nominee becomes unavailable for election, shares covered by a proxy will be voted for a substitute nominee selected by our Board of Directors.

Our Board of Directors recommends that the stockholders vote FOR each of the Class I nominees.

Continuing Directors

Each of the persons named below will continue to serve as a director until the annual meeting of stockholders in the year indicated and a successor is elected and takes office or until his earlier death, resignation or removal. Stockholders are not voting on the election of the Class II and Class III directors. The following table shows the names, ages, principal occupations and other directorships of each continuing director and the year in which each was first appointed or elected to our Board or that of our predecessor, Acadia Healthcare Company, LLC.

Name	Age	Principal Occupation/ Other Directorships	Director Since

Class II Term Expiring in 2013

Matthew A. London	30	Mr. London is a Vice President of WCP and joined the firm in 2007. Prior to joining WCP, Mr. London was an investment banking analyst with Deutsche Bank from 2004 to 2007 and with Morgan Keegan from January 2004 to December 2004. Our Board believes that Mr. London is qualified to serve as a director due to, among other things, his investment banking experience and financial acumen. Mr. London also serves on the board of directors of Maxum Petroleum and National Security Partners, both private companies, and previously served on the board of Regency Hospital Company, a private company in the healthcare services industry. Mr. London was designated as a director by the WCP Investors.	2011

William F. Grieco	58	Since 2008, Mr. Grieco has served as the Managing Director of Arcadia Strategies, LLC, a legal and business consulting organization servicing healthcare, science and technology companies. From 2003 to 2008, he served as Senior Vice President and General Counsel of American Science and Engineering, Inc., an x-ray inspection technology company. From 2001 to 2002, he served as Senior Vice President and General Counsel of IDX Systems Corporation, a healthcare information technology company. Previously, from 1995 to 1999, he was Senior Vice President and General Counsel for Fresenius Medical Care North America, a dialysis service and products company. Prior to that, Mr. Grieco was a partner at Choate, Hall & Stewart, a general service law firm. Our Board believes that Mr. Grieco is qualified to serve as a director due to, among other things, his extensive knowledge of and experience in the healthcare industry and his general business and financial acumen. Since February 2011, Mr. Grieco has been a member of the board of directors of Echo Therapeutics Inc., a medical device and specialty pharmaceutical company. From February 1997 until November 2011, Mr. Grieco served as a member of the board of directors of PHC, Inc. Mr. Grieco was designated as a director by Bruce A. Shear.	2011

Bradley M. Eckmann	25	Mr. Eckmann is an Associate of WCP and joined the firm in 2011. Prior to joining WCP, Mr. Eckmann was an investment banking analyst with Morgan Stanley in New York and Chicago from 2008 to 2011. Our Board believes that Mr. Eckmann is qualified to serve as a director due to, among other things, his investment banking experience and financial acumen. Mr. Eckmann also serves on the board of directors of Maxum Petroleum and serves as a board observer of National Security Partners and Sterling Healthcare, all private companies. Mr. Eckmann was designated as a director by the WCP Investors.	2012

Christopher J. Graber	31	Mr. Graber is a Vice President of WCP and joined the firm in 2005. Prior to joining WCP, Mr. Graber was an investment banking analyst with Robert W. Baird & Co. in Chicago from 2003 to 2005. Mr. Graber also worked as an Administrative Fellow at Northwest Community Hospital in the Chicago area and received his M.B.A. from the Kellogg School of Management at Northwestern University prior to rejoining WCP in 2010. Our Board believes that Mr. Graber is qualified to serve as a director due to, among other things, his knowledge of and experience in the healthcare industry, his investment banking experience and his financial acumen. Mr. Graber also serves on the board of directors of ProNerve, Sterling Healthcare, True Partners Consulting and The Center for Vein Restoration, all private companies. Mr. Graber also serves as a member of the Chicago-area Regents Advisory Council of the American College of Healthcare Executives. Mr. Graber was designated as a director by the WCP Investors.	2012

Class III Term Expiring in 2014

Joey A. Jacobs	58	Mr. Jacobs serves as the Chairman of our Board and as our Chief Executive Officer. Mr. Jacobs has extensive experience in the behavioral health industry. Prior to joining the Company in 2011, he co-founded Psychiatric Solutions, Inc. (“PSI”) and served as Chairman, President and Chief Executive Officer of PSI from April 1997 to November 2010. Prior to founding PSI, Mr. Jacobs served for 21 years in various capacities with Hospital Corporation of America (“HCA,” also formerly known as Columbia and Columbia/HCA), most recently as President of the Tennessee Division. Mr. Jacobs’ background at HCA also included serving as president of HCA’s	2011

		Central Group, vice president of the Western Group, assistant vice president of the Central Group and assistant vice president of the Salt Lake City Division. Mr. Jacobs serves on the board of directors of Cumberland Pharmaceuticals, Inc. and Mental Health Management, Inc. Our Board believes that Mr. Jacob’s qualifications to serve as a director include his 35 years of experience in the health care industry and his general business and financial acumen.

Bruce A. Shear	57	Mr. Shear serves as the Executive Vice Chairman of the Company. Prior to joining the Company in 2011, Mr. Shear served as President, Chief Executive Officer and a director of PHC since 1980 and Treasurer of PHC from September 1993 until February 1996. From 1976 to 1980, he served as Vice President, Financial Affairs, of PHC. Our Board believes that Mr. Shear is qualified to serve as a director due to, among other things, his extensive knowledge of and experience in the healthcare industry and his knowledge of PHC. Mr. Shear has served on the Board of Governors of the Federation of American Health Systems for over fifteen years and is currently a member of the Board of Directors of the National Association of Psychiatric Health Systems. Since November 2003, Mr. Shear has been a member of the Board of Directors of Vaso Active Pharmaceuticals, Inc., a company marketing and selling over-the-counter pharmaceutical products that incorporate Vaso’s transdermal drug delivery technology.	2011

Wade D. Miquelon	47	Since July 2009, Mr. Miquelon has been Executive Vice President and Chief Financial Officer of Walgreen Co (“Walgreens”). Mr. Miquelon joined Walgreens in June 2008 as Senior Vice President and Chief Financial Officer. Prior to Walgreens, he was Executive Vice President and Chief Financial Officer at Tyson Foods, Inc. from 2006 to 2008. From 1989 to 2006, Mr. Miquelon served Procter & Gamble Co. (“P&G”) in a number of positions of increasing responsibility, most recently for three years as Vice President—Finance, Western Europe, the senior most financial officer responsible for the 17-country Western Europe operation. Among other positions during his tenure at P&G, Mr. Miquelon was the head of Finance and Accounting for the ASEAN, Australasia, and India region, served as Director and Investment Partner of I Ventures, a P&G venture capital fund, and co-founded and served as Chief Financial Officer and Senior Vice President of Business Development/Human Resources of Emmperative, Inc., an enterprise marketing management software joint venture between P&G and other entities. Our Board believes that Mr. Miquelon is qualified to serve as a director due to, among other things, his extensive knowledge of public accounting and his finance background.	2012

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions. Although ratification is not required by our Bylaws or otherwise, our Board of Directors is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice.

Fees

The following table presents fees for professional services rendered by Ernst & Young LLP for the audit of our annual financial statements for 2011 and 2010, and fees incurred for other services rendered by Ernst & Young LLP for such years:

	2011	2010

Audit Fees(1)	$1,714,927	$337,653
Audit – Related Fees	—	—
Tax Fees(2)	24,770	—
All Other Fees	—	—

Total Fees	$1,739,697	$337,653

(1)	Such services consisted primarily of the audit of our annual financial statements and, for 2011, the review of our quarterly financial statements, services provided in connection with registration statements filed with the Securities and Exchange Commission and acquisition due diligence services.
(2)	Such services consisted primarily of tax compliance services and other tax planning and tax advice services.

Pre-approval of Auditor Services

The charter of the Audit Committee provides that the Audit Committee must pre-approve all auditing and non-auditing services to be provided by our auditor, other than certain de minimus non-audit services. In addition, the Audit Committee shall have the sole authority to approve any compensation to our auditor for any approved audit or non-audit services. For 2011, all services provided by Ernst & Young LLP were pre-approved by the Audit Committee.

All non-audit services were reviewed by the Audit Committee, and the Audit Committee concluded that the provision of such services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Required Vote

The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter is needed to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012. Under Delaware law, an abstention will have the same legal effect as a vote against the ratification of Ernst & Young LLP, and broker non-votes will have no effect on the outcome of the ratification of the independent registered public accounting firm. If the appointment is not ratified, the matter will be referred to the Audit Committee for further review.

The Audit Committee and our Board of Directors recommend that the stockholders vote

FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

CORPORATE GOVERNANCE

Controlled Company

We are listed on The NASDAQ Global Market under the symbol “ACHC.” For purposes of the NASDAQ rules, we are a “controlled company.” “Controlled companies” under the NASDAQ rules are companies of which more than 50% of the voting power is held or controlled by an individual, a group or another company. WCP controls approximately 56.7% of the voting power of our Common Stock and is able to elect a majority of our Board of Directors. As a result, we are considered a “controlled company” for the purposes of the NASDAQ listing requirements. As a “controlled company,” we are permitted to opt out, and have opted out, of the NASDAQ listing requirements that would otherwise require a majority of the members of our Board to be independent and require that we either establish a compensation committee and a nominating and governance committee, each composed entirely of independent directors, or otherwise ensure that the compensation of our executive officers and nominees for directors are determined or recommended to our Board by the independent members of our Board.

Independence of the Board of Directors

Our Board annually reviews the independence of all of our directors and affirmatively makes a determination as to the independence of each director based on whether such director satisfies the definition of “independent director” as set forth in the NASDAQ rules. Our Board has determined that Messrs. Grieco and Miquelon are independent directors. We intend to add an additional independent director no later than November 1, 2012.

Code of Conduct and Code of Ethics for Senior Financial Officers

Our Board of Directors has adopted a Code of Conduct which is applicable to all of our officers, employees, and directors, including our Chief Executive Officer, Chief Financial Officer, the principal accounting officer or controller and all persons performing similar functions (together, the “Senior Financial Officers”). In addition, our Board has adopted a Code of Ethics that applies to the Senior Financial Officers. Both the Code of Conduct and the Code of Ethics are available on our website at www.acadiahealthcare.com.

Committees of the Board of Directors

Our Board of Directors has established two standing committees: a Compensation Committee and an Audit Committee, each of which is described below.

Compensation Committee

Our Board of Directors appointed a Compensation Committee on September 7, 2011 to assist it with executive compensation matters. The primary responsibilities and duties of the Compensation Committee are:

•

Reviewing and approving for the Chief Executive Officer and other executive officers (a) the annual base salary level, (b) bonus and other annual incentives, (c) equity compensation, (d) employment agreements, severance arrangements and change in control arrangements, and (e) any other benefits, compensations, compensation policies or arrangements;

•	Reviewing and making recommendations to the Board regarding the compensation policy for such other officers as directed by the Board;

•

Preparing a report to be included in the annual proxy statement that describes: (a) the criteria on which compensation paid to the Chief Executive Officer for the last completed fiscal year is based; (b) the relationship of such compensation to our performance; and (c) the Compensation Committee’s executive compensation policies applicable to executive officers; and

•

Overseeing the administration, and approval, of our current equity-based compensation plans and making recommendations to our Board of Directors with respect to amendments to the plans, changes in the number of shares reserved for issuance thereunder and regarding other equity-based compensation plans proposed for adoption.

The Compensation Committee is currently comprised of Mr. Waud. Gary A. Mecklenburg served on the Compensation Committee until his resignation as a director of the Company in April 2012. Charles E. Edwards served on the Compensation Committee until his resignation as a director of the Company in March 2012. For so long as the WCP Investors have the right to designate a majority of our Board of Directors, the directors designated by the WCP Investors are expected to constitute a majority of the Compensation Committee and the chairman of the Compensation Committee is expected to be a director who is selected by the WCP Investors. During 2011, the Compensation Committee held one meeting and took action by written consent one time. The Compensation Committee has a written charter that is available on our website at www.acadiahealthcare.com.

Audit Committee

Our Board of Directors appointed an Audit Committee on September 7, 2011 to assist it in fulfilling its oversight responsibilities for our financial reports, systems of internal controls for financial reporting and accounting policies, procedures and practices. The primary responsibilities and duties of the Audit Committee are:

•	Appointing, retaining, evaluating and, when appropriate, replacing our independent auditor, whose duty it is to audit our books and accounts for the fiscal year in which it is appointed.

•

Determining the compensation to be paid to our independent auditor (subject to ratification by the Company’s stockholders) and, in its sole discretion, approving all audit and engagement fees and terms and pre-approve all auditing and non-auditing services of our independent auditor, other than certain de minimus non-audit services.

•

Reviewing and discussing our system of internal control over financial reporting, audit procedures and the adequacy and effectiveness of our disclosure controls and procedures with management, our independent auditor and our internal auditors.

•	Reviewing the internal audit function of the Company, including the independence of its reporting obligations and the adequacy of the internal audit budget and staffing.

•

Reviewing and discussing with management and our independent auditor the audited financial statements to be included in our Annual Report on Form 10-K, the quarterly financial statements to be included in our Quarterly Reports on Form 10-Q, our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the selection, application and disclosure of critical accounting policies used in our financial statements.

•	Reviewing and discussing with management the Company’s major risk exposures with respect to the Company’s accounting and financial reporting policies and procedures.

•	Reviewing and discussing with management all existing related-party transactions and approving any proposed related-party transactions to ensure that they are in our best interest.

•	Reviewing and discussing with management the quarterly earnings press releases and financial information and earnings guidance provided to analysts and rating agencies.

•	Establishing and overseeing procedures for receiving, retaining and treating complaints received by the Company regarding accounting, internal accounting controls or auditing matters.

•	Reviewing and reassessing the performance of the Audit Committee and the adequacy of the Audit Committee Charter adopted by our Board of Directors and recommending proposed changes to the Board.

The Audit Committee is currently composed of Messrs. Waud, Grieco and Miquelon, with Mr. Waud serving as Chairman. Mr. Edwards served as a member of the Audit Committee until Mr. Miquelon joined the Board in January 2012. Our Board of Directors has determined that each of Messrs. Grieco and Miquelon is an “audit committee financial expert” as defined in rules promulgated by the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, and that each member of the Audit Committee meets the financial literacy requirements under the Sarbanes-Oxley Act, NASDAQ and SEC rules and regulations. The Audit Committee held one meeting during 2011 and took action by written consent one time. The Audit Committee has a written charter available on our website, www.acadiahealthcare.com.

Meetings of our Board of Directors and Committees

During 2011, our Board of Directors (or the Board of Managers of our predecessor, Acadia Healthcare Company, LLC, prior to May 23, 2011) held a total of four meetings and took action by written consent seven times. Each director attended 75% or more of the meetings of our Board and the committees of our Board of Directors on which such director served.

Nomination of Directors

We have no nominating committee, and all nominating functions are handled directly by the full Board of Directors, which the Board believes is the most effective and efficient approach given the Company’s status as a controlled company and the Stockholders Agreement that governs director designations.

Nominations By the Board

Directors may be nominated by our Board of Directors or by our stockholders in accordance with our Bylaws. As a matter of course, our Board reviews the qualifications of various persons to determine whether they might make good candidates for consideration for membership on our Board of Directors. Our Board will review all proposed director nominees, including those proposed by stockholders. This process includes a review of the candidate’s character, judgment, experience, independence, understanding of our business or other related industries and such other factors as the Board determines are relevant. The Board will select qualified candidates and review their recommendations, and then decide whether to invite the candidate to be a nominee for election. Our Board does not have a formal policy with respect to diversity; but our Board believes it essential that Board members represent diverse viewpoints. We do not currently pay a fee to any third party to identify or assist in identifying or evaluating potential nominees.

Nominations By Our Stockholders

Our Bylaws govern stockholder nominations of directors. To make a director nomination at the 2013 annual meeting, a stockholder must deliver a written notice (containing certain information specified in our Bylaws as discussed below) to Christopher L. Howard, Esq., Executive Vice President, General Counsel and Secretary, at Acadia Healthcare Company, Inc., 830 Crescent Centre Drive, Suite 610, Franklin, Tennessee 37067 between the dates of January 23, 2013 and February 22, 2013. If the date of the 2013 annual meeting is more than 30 days before or more than 70 days after May 23, 2013, the stockholder’s notice must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by the Company.

To make a director nomination to be voted on at a special meeting of stockholders called for the purpose of electing directors, a stockholder must deliver written notice to Mr. Howard at the address above no earlier than the close of business on the 120th day prior to such special meeting and no later than the close of business on the later of the 90th day prior to such special meeting or the tenth day following the day on which we first publicly announce the date of the special meeting and the nominees proposed by the Board to be elected at such meeting. These requirements are separate from and in addition to the SEC’s requirements that a stockholder must meet to have a stockholder proposal included in the Proxy Statement, which requirements are described in “General Information – Stockholder Proposals for 2013 Annual Meeting” on page 35 of this Proxy Statement.

For a stockholder nomination to be deemed proper, other than a nomination pursuant to the Stockholders Agreement, the notice must contain certain information specified in our Bylaws, including information as to the director nominee(s) proposed by the stockholder, the name and address of the stockholder, the class and number of shares of our capital stock beneficially owned by the stockholder, a description of all arrangements or understandings between the stockholder and any other persons (including each proposed nominee(s) if applicable) in connection with the proposed nominations, and a representation that such stockholder intends to appear in person or by proxy at the meeting to bring such business or nominate the person(s) named in the notice.

Communicating with the Board

All stockholder communications with our Board of Directors should be directed to Christopher L. Howard, Esq., Executive Vice President, General Counsel and Secretary, at Acadia Healthcare Company, Inc., 830 Crescent Centre Drive, Suite 610, Franklin, Tennessee 37067, and should prominently indicate on the outside of the envelope that it is intended for our Board of Directors or for an individual director. Each communication intended for our Board of Directors and received by Mr. Howard will not be opened, but will be promptly forwarded unopened to the Chairman of the Audit Committee following its clearance through normal security procedures.

Attendance by Members of the Board of Directors at the Annual Meeting of Stockholders

We encourage each member of our Board of Directors to attend the annual meeting of stockholders. The Company was formed in June 2011 and has not yet held an annual meeting.

Board Leadership Structure

The Board believes that our Chief Executive Officer is best situated to serve as Chairman of our Board of Directors because he is the director most familiar with our business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Independent directors and management have different perspectives and roles in strategy development. Our independent directors bring experience, oversight and expertise from outside our company and industry, while the Chief Executive Officer brings company-specific experience and expertise. Our Board of Directors believes that the combined role of Chairman and Chief Executive Officer promotes strategy development and execution, and facilitates information flow between management and the Board, which are essential to effective governance.

Risk Oversight

Our Board is responsible for overseeing our risk management process. The Board fulfills its responsibility by delegating many of these functions to its committees. Under its charter, the Audit Committee is responsible for meeting periodically with management to review our major financial risks and the steps management has taken to monitor and control such risks. The Audit Committee also oversees our financial reporting and internal controls and compliance programs.

The Board receives reports on risk management from our senior officers and from the Chairman of the Audit Committee. Also, our Executive Vice President, General Counsel and Secretary provides a summary of our outstanding litigation and any governmental investigations to our Board at each Board meeting. Additionally, our Board regularly engages in discussions of the most significant risks that we are facing and how these risks are being managed. Our Board of Directors believes that the work undertaken by the Audit Committee, together with the oversight provided by the full Board of Directors, enables the Board to oversee our risk management function effectively.

Non-Management Executive Sessions

We are a controlled company and currently have only two independent directors, Messrs. Grieco and Miquelon. Mr. Grieco was our only independent director during 2011 and therefore there were no non-management executive sessions of the Board during 2011.

Policy on Reporting of Concerns Regarding Accounting Matters

The Audit Committee has adopted a policy on the reporting of concerns regarding accounting, internal accounting controls or auditing matters. We have established a compliance hotline called ValuesLine (800-500-0333), which is administered by a third party, as a hotline for the receipt, retention and treatment of complaints from employees or others regarding accounting, internal accounting controls and auditing matters. Information received through the hotline is conveyed directly to our Chief Compliance Officer. Complaints relating to accounting, internal accounting controls or auditing matters will then be directed to the Chairman of the Audit Committee. Any complaint may be made anonymously if the claimant so desires, and all claimants will be provided confidentiality in the handling of the complaint.

Procedure for Approval of Transactions with Related Parties

We have established policies and other procedures regarding approval of transactions between the Company and any employee, officer, director, and certain of their family members and other related persons, including those required to be reported under Item 404 of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”). These policies and procedures are generally not in writing, but are evidenced by principles set forth in our Code of Conduct or adhered to by our Board. As set forth in the Audit Committee Charter, the Audit Committee reviews and approves all related-party transactions after reviewing such transaction for potential conflicts of interests and improprieties. Accordingly, all such related-party transactions are submitted to the Audit Committee for ongoing review and oversight. Generally speaking, we enter into related-party transactions only on terms that we believe are at least as favorable to the Company as those that we could obtain from an unrelated third party.

The Dodd-Frank Wall Street Reform and Consumer Protection Act

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted on July 21, 2010, covers numerous topics, including provisions which resulted in significant changes applicable to public companies regarding corporate governance and executive compensation practices, including say-on-pay provisions. As a smaller reporting company, we are not subject to the say-on-pay or say-on-frequency rules until the first annual or other meeting of our stockholders at which directors will be elected occurring on or after January 21, 2013.

MANAGEMENT

Executive Officers

Below are the names and ages (as of April 27, 2012) of our executive officers and a brief account of the business experience of the executive officers who are not members of our Board:

NAME	AGE	POSITION/AFFILIATION
Joey A. Jacobs	58	Chairman, Director & Chief Executive Officer
Bruce A. Shear	57	Executive Vice Chairman
Brent Turner	46	President
Ronald M. Fincher	58	Chief Operating Officer
Jack E. Polson	45	Chief Financial Officer
Christopher L. Howard	45	Executive Vice President, General Counsel and Secretary

The term of each executive officer runs until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal.

Brent Turner joined the Company in February 2011 and served as a Co-President of the Company from that time until April 2012 when he was named President. Previously, Mr. Turner served as the Executive Vice President, Finance and Administration of PSI from August 2005 to November 2010 and as the Vice President, Treasurer and Investor Relations of PSI from February 2003 to August 2005. From late 2008 through 2010, Mr. Turner also served as a Division President of PSI overseeing facilities in Texas, Illinois and Minnesota. From 1996 until January 2001, Mr. Turner was employed by Corrections Corporation of America, a private prison operator, serving as Treasurer from 1998 to 2001.

Ronald M. Fincher joined the Company in February 2011 and has served as the Company’s Chief Operating Officer since that time. Previously, Mr. Fincher served as PSI’s Chief Operating Officer from October 2008 to November 2010. As Chief Operating Officer of PSI, Mr. Fincher oversaw hospital operations for 95 facilities. Mr. Fincher served PSI as a Division President from April 2003 to October 2008. As a Division President, Mr. Fincher was responsible for managing the operations of multiple inpatient behavioral healthcare facilities owned by PSI. Prior to joining PSI, Mr. Fincher served as a Regional Vice President of Universal Health Services, Inc. from 2000 until 2003.

Jack E. Polson joined the Company in February 2011 and has served as the Company’s Chief Financial Officer since that time. Previously, Mr. Polson served as an Executive Vice President and Chief Accounting Officer of PSI from September 2006 to November 2010 and as PSI’s Chief Accounting Officer from August 2002 to September 2006. Prior to being appointed to Chief Accounting Officer, Mr. Polson had served as Controller of PSI since June 1997. From June 1995 until joining PSI, Mr. Polson served as Controller for Columbia Healthcare Network, a risk-bearing physician health organization in HCA’s Tennessee Division.

Christopher L. Howard joined the Company in February 2011 and has served as the Company’s Executive Vice President, General Counsel and Secretary since that time. Before joining the Company, Mr. Howard served as PSI’s Executive Vice President, General Counsel and Secretary from September 2005 to November 2010. Prior to joining PSI, Mr. Howard was a partner at Waller Lansden Dortch & Davis, LLP, a law firm based in Nashville, Tennessee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table sets forth information with respect to ownership of our Common Stock, as of March 26, 2012, by:

•	Each person who we know to be the beneficial owner of more than 5% of the outstanding shares of Common Stock;

•	Each of our directors;

•	Each of our executive officers named in the summary compensation table on page 24 (the “Named Executive Officers”); and

•	All of our directors and executive officers as a group.

To our knowledge, unless otherwise indicated, each stockholder listed below has sole voting and investment power with respect to the shares beneficially owned. All computations are based on 32,136,361 shares of Common Stock outstanding on March 26, 2012.

Name of Beneficial Owner, Executive Officer or Director	Amount and Nature of Beneficial Ownership(1)	Percent of Class

WCP (2)	18,225,826	56.7%
Joey A. Jacobs (3)	1,427,438	4.4%
Brent Turner (4)	371,045	1.2%
Trey Carter (5)	330,786	1.0%
Ronald M. Fincher (6)	316,962	*
Jack E. Polson (7)	311,814	*
Christopher L. Howard (8)	310,385	*
Karen M. Prince (9)	261,797	*
Bruce A. Shear (10)	373,405	1.2%
Reeve B. Waud (2)	18,225,826	56.7%
David O. Neighbours (11)	—	*
Matthew W. Clary (11)	—	*
Eric S. Gordon (11)	—	*
Bradley M. Eckmann (11)	—	*
Christopher J. Graber (11)	—	*
Matthew A. London	—	*
Gary A. Mecklenburg (12)	5,934	*
William G. Grieco (13)	96,398	*
Wade D. Miquelon (14)	7,148	*
All directors and executive officers as a group (15 persons)	18,702,777	58.0%

*	Less than 1%
(1)	Under SEC rules, the number of shares shown as beneficially owned includes shares of Common Stock subject to options that currently are exercisable or will be exercisable within sixty (60) days of March 26, 2012. Shares of Common Stock subject to options that are currently exercisable or will be exercisable within 60 days of March 26, 2012 are considered to be outstanding for the purpose of computing the percentage of the shares held by a holder, but are not considered to be outstanding for computing the percentage held by others.
(2)

As described under “Certain Relationships and Related Party Transactions—Stockholders Agreement,” in connection with the PHC Acquisition, Waud Capital Partners and certain of its affiliates entered into the Stockholders Agreement with the Company and certain current and former members of our management. The parties to the Stockholders Agreement granted WCP II a proxy to vote their shares in connection with the election and removal of directors and certain other matters in the manner directed by the holders of a majority of the stock held by Waud Capital Partners. As a result of the foregoing, WCP II, WCPM II, Waud II LLC and Mr. Waud may be deemed to share beneficial ownership of the shares held by the current and former members of our management that have granted Waud Capital Partners a proxy pursuant to the Stockholders Agreement. As a result, the shares owned by the Named Executive Officers listed in the table above are included in the shares reported for WCP. In addition, the following shares held by other parties to the Stockholders Agreement who are not Named Executive Officers of the Company, are included in the shares reported for WCP in the table above: Danny Carpenter (101,092 shares), Fred T. Dodd (108,989 shares), Robert Swinson (117,878 shares) and Randall Goldberg (14,567 shares).

In addition, 14,553,073 of the reported shares of Common Stock are owned of record as follows: (i) 2,646,915 shares by Waud Capital Partners II, L.P. (“WCP II”), (ii) 4,838,981 shares by Waud Capital Partners QP II, L.P. (“Waud QP II”), (iii) 842,217 shares by the Reeve B. Waud 2011 Family Trust, (iv) 93,580 shares by Waud Family Partners, L.P. (“WFP LP”), (v) 738,513 shares by WCP FIF II (Acadia), L.P. (“WCP FIF II”), (vi) 756,365 shares by Waud Capital Affiliates II, L.L.C. (“Waud Affiliates II”), (vii) 388,167 shares by Waud Capital Affiliates III, L.L.C. (“Waud Affiliates III”), (viii) 1,054,368 shares by WCP FIF III (Acadia), L.P. (“WCP FIF III”), (ix) 2,402,453 shares by Waud Capital Partners QP III, L.P. (“Waud QP III”), (x) 424,848 shares by Waud Capital Partners III, L.P. (“WCP III”), (xi) 333,333 shares by Mr. Waud; (xii) 33,333 shares by Melissa W. Waud, Mr. Waud’s wife; and (xiii) 5,934 shares by Mr. Mecklenburg.

Waud Capital Partners Management II, L.P. (“WCPM II”) as the general partner of WCP II, Waud QP II, WCP FIF II and the Manager of Waud Affiliates II, and Waud Capital Partners II, L.L.C. (“Waud II LLC”), as the general partner of WCPM II, may be deemed to share beneficial ownership of the shares held of record by such entities.

Waud Capital Partners Management III, L.P. (“WCPM III”), as the general partner of WCP FIF III, Waud QP III and WCP III and the Manager of Waud Affiliates III, and Waud Capital Partners III, L.L.C. (“Waud III LLC”), as the general partner of WCPM III, may be deemed to share beneficial ownership of the shares held of record by such entities.

Mr. Waud may be deemed to beneficially own the shares of Common Stock held by each of the above entities by virtue of his (A) making decisions for the Limited Partner Committee of each of WCPM II and WCPM III, (B) being the manager of Waud II LLC and Waud III LLC and WFP LP, (C) being the investment advisor of the Reeve B. Waud 2011 Family Trust and (D) being married to Ms. Waud.

The address for the Waud Capital Partners entities named in this footnote 2 is c/o Waud Capital Partners, LLC, 300 North LaSalle Street, Suite 4900, Chicago, IL 60654.

The address of the others listed in this footnote 2 is c/o Acadia Healthcare Company, Inc., 830 Crescent Centre Drive, Suite 610, Franklin, TN 37067.

(3)	Includes 37,526 shares of restricted stock and 1,184,623 shares owned of record by the Joey A. Jacobs 2011 Grantor Retained Annuity Trust (Acadia). The address for Mr. Jacobs is c/o Acadia Healthcare Company, Inc., 830 Crescent Centre Drive, Suite 610, Franklin, TN 37067.
(4)	Includes 19,362 shares of restricted stock and 236,925 shares owned of record by the William Brent Turner 2011 Grantor Retained Annuity Trust.
(5)	Includes 17,933 shares of restricted stock.
(6)	Includes 20,010 shares of restricted stock and 177,694 shares owned of record by the Ron Fincher 2011 Grantor Retained Annuity Trust.
(7)	Includes 19,362 shares of restricted stock.
(8)	Includes 17,933 shares of restricted stock.
(9)	Includes 17,219 shares of restricted stock.

(10)	Includes 35,627 shares of Common Stock issuable pursuant to currently exercisable stock options having an exercise price range of $4.32 to $11.80 per share.
(11)	Elected as a director of the Company in April 2012.
(12)	Mr. Mecklenburg resigned as a director of the Company in April 2012.
(13)	Includes 7,148 shares of restricted stock and 48,750 shares of Common Stock issuable pursuant to currently exercisable stock options having an exercise price range of $2.20 to $12.72 per share.
(14)	Represents shares of restricted stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than 10% of our Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock. These officers, directors and greater than 10% stockholders are required by SEC rules to furnish us with copies of all Section 16(a) reports they file. There are specific due dates for these reports and we are required to report in this Proxy Statement any failure to file reports as required during 2011. Based upon a review of these filings and written representations from our directors and executive officers, we believe that all reports required to be filed with the SEC pursuant to Section 16(a) during 2011 were filed except that Joey Jacobs filed a delinquent Form 4 on March 5, 2012 reporting his acquisition of 59,028 shares of Common Stock in connection with our acquisition of PHC on November 1, 2011.

Executive Compensation

Employment Agreements

In 2011, we entered into employment agreements with each of Messrs. Jacobs, Fincher, Turner, Howard and Polson and with Trey Carter, our former Co-President and Chief Executive Officer, and Karen M. Prince, our former Division President and Chief Operating Officer. In anticipation of the Company’s acquisition of PHC (the “PHC Acquisition”), we also entered into an employment agreement with Mr. Shear.

Pursuant to the terms of his employment agreement and in accordance with salary increases effective November 1, 2011, Mr. Jacobs currently receives annual base salary of $550,000. Each of Messrs. Fincher, Turner, Howard and Polson currently receives an annual base salary of $380,000. Mr. Carter received an annual base salary of $380,000 and Ms. Prince received an annual base salary of $255,504 prior to their separation from the Company in April 2012.

The term of Mr. Shear’s employment agreement commenced immediately following the closing of the PHC Acquisition. Mr. Shear’s employment agreement has a five-year term, which shall automatically be extended for successive one-year terms, subject to non-renewal if either party gives the other 90 days prior written notice of termination. Mr. Shear’s annual base salary is $350,000.

The base salaries under the employment agreements for Messrs. Jacobs, Fincher, Turner, Howard and Polson are subject to an annual increase in the sole discretion of our Board of Directors. The employment agreement for Mr. Shear provides that his base salary shall be increased by at least 5% of the base salary for the prior year as of the first day of each calendar year in the term.

In addition to base salary, the senior executives under the employment agreements are entitled to participate, in their sole discretion, in all of our employee benefit programs for which senior executive employees are generally eligible. During the term of Mr. Shear’s employment agreement, we are required to pay 100% of the monthly premiums or other costs associated with his participation in such employee benefit programs and benefits. Mr. Shear is also permitted, under the terms of his employment agreement, to use the automobile we lease for him until the scheduled expiration of the lease and we are required to make all lease payments until the expiration of the lease.

Executives (other than Mr. Shear) are eligible to receive annual bonuses of up to 100% of such executive’s base salary and reimbursement of reasonable expenses incurred in connection with services performed under each executive’s respective employment agreement. Mr. Shear is eligible to receive an annual bonus of up to 60% of his base salary under his employment agreement. Achievement of the annual bonus is based upon the satisfaction of performance criteria established by our Board of Directors or its compensation committee or as set forth in Mr. Shear’s employment agreement. See “– 2011 Non-Equity Incentive Plan Compensation” and “– Summary Compensation Table” for information about the bonuses paid to our Named Executive Officers.

Generally, if a Named Executive Officer party to an employment agreement is terminated without “Cause” or resigns with “Good Reason”, such executive is entitled to receive (subject to the satisfaction of certain conditions): (i) such executive’s base salary through the termination date; (ii) any bonus amounts under such executive’s employment agreement to which such executive is entitled determined by reference to the calendar year that ended on or prior to the termination date; (iii) any unused and unpaid time off and sick pay accrued through the termination date and any incurred but unreimbursed business expenses as of the termination date; (iv) a prorated bonus amount for the calendar year in which the termination occurs; (v) certain bonus amounts, prorated based on the actual number of days elapsed in such year prior to the termination date; (vi) an amount equal to the cost of the premiums for continued health and dental insurance for the executive and/or his or her dependents in accordance with the Consolidated Budget Reconciliation Act of 1985 for a specified period; (vii) a specified severance payment; and (viii) solely with respect to Mr. Shear, the continued use of his leased automobile until the scheduled termination of the lease and the continued payment by us of all related lease payments (collectively, the “Termination Payments”).

“Cause” (as defined in our Named Executive Officers’ employment agreements) means the occurrence of one or more of the following with respect to the applicable executive: (i) the conviction of or plea of nolo contendere to a felony or other crime involving moral turpitude or the conviction of any crime involving misappropriation, embezzlement or fraud with respect to the Company or any of its subsidiaries or any of their customers, suppliers or other business relations, (ii) conduct outside the scope of such executive’s duties and responsibilities under his/her employment agreement that causes the Company or any of its subsidiaries substantial public disgrace or disrepute or economic harm, (iii) repeated failure to perform duties consistent with such employment agreement as reasonably directed by our Board of Directors, (iv) any act or knowing omission aiding or abetting a competitor, supplier or customer of ours to our disadvantage or detriment, (v) breach of fiduciary duty, gross negligence or willful misconduct with respect to us, (vi) an administrative or other proceeding results in the suspension or debarment of such executive from participation in any contracts with, or programs of, the United States or any individual state or any agency or department thereof, or (vii) any other material breach by such executive of his/her employment agreement or any other agreement between such executive and us, which is not cured to the reasonable satisfaction of our Board within 30 days after written notice thereof to such executive.

“Good Reason” (as defined in the employment agreements for executives other than Mr. Shear) means if the applicable executive resigns his/her employment with the Company (a) as a result of one or more of the following actions (in each case taken without executive’s written consent): (i) a reduction in such executive’s base salary (other than as part of an across-the-board reduction that (A) results in a 10% or less reduction of such executive’s base salary as in effect on the date of any such reduction or (B) is approved by our Chief Executive Officer), (ii) a material diminution of such executive’s job duties or responsibilities inconsistent with executive’s position; (iii) any other material breach by us of such employment agreement; or (iv) a relocation of our principal executive offices and corporate headquarters outside of a 30 mile radius of Nashville, Tennessee following relocation thereto in accordance with such employment agreement; provided that, none of the events described in clauses (i) through (iv) shall constitute Good Reason unless such executive shall have notified us in writing describing the event which constitutes Good Reason within 90 days after the occurrence of such event and then only if we shall have failed to cure such event within 30 days after our receipt of such written notice and such executive elects to terminate his employment as a result at the end of such thirty (30) day period, or (b) for any reason within 180 days following a change of control of the Company. The PHC Acquisition did not constitute a change of control of the Company. For Mr. Shear, “Good Reason” (as defined in his employment agreement) is defined as (A) a reduction in his base salary (other than as part of an across-the-board reduction that (1) results in a 10% or less reduction of such executive’s base salary as in effect on the date of any such reduction or (2) is approved by our Chief Executive Officer), (B) a material diminution of his job duties or responsibilities inconsistent with his position; (C) our failure to nominate Mr. Shear to serve on our Board; or (D) any other material breach by us of Mr. Shear’s employment agreement; provided that, none of the events described in clauses (A) through (D) shall constitute Good Reason unless Mr. Shear shall have notified us in writing describing the event which constitutes Good Reason within 90 days after the occurrence of such event and then only if we shall have failed to cure such event within 30 days after our receipt of such written notice and such executive elects to terminate his employment as a result at the end of such 30-day period.

If a Named Executive Officer that is party to an employment agreement dies or becomes disabled, such executive is entitled to the applicable Termination Payments (other than the severance payment contemplated under clause (vii) of the definition thereof). In the event that an executive becomes disabled not due to death, such executive shall be entitled to receive continued installment payments of such executive’s base salary as in effect on the termination date for a specified period of time.

If we terminate an executive under an employment agreement for cause or if any such executive resigns without good reason, such executive will only be entitled to receive his or her unpaid base salary through the termination date and any bonus amount to which such executive is entitled by reference to the calendar year that ended on or prior to the termination date.

During the term of the employment agreement for each Named Executive Officer (other than Mr. Shear) and for one year thereafter (or 24 months thereafter in the case of Mr. Jacobs), each such executive is prohibited from (i) directly or indirectly managing, controlling, consulting, rendering services for or participating, engaging or owning an interest in any business which derives 25% of its gross revenue from the business of providing behavioral healthcare and/or related services and (ii) directly or indirectly managing, controlling, rendering services for or participating or consulting with any unit, division, segment or subsidiary of any other business that engages in or otherwise competes with (or was organized for the purpose of engaging in or competing with) the business of providing behavioral healthcare and/or related services, subject to certain exceptions. Each such executive is prohibited from directly or indirectly soliciting or hiring any employee or independent contractor of ours or directly or indirectly soliciting any customer, supplier, licensee, licensor or other business relation of ours during the employment period and for 12 months thereafter. The non-compete provisions to which Mr. Shear is subject under his employment agreement shall terminate on the lesser of (i) 24 months or (ii) the number of months remaining until the expiration of his employment term (but in no event less than 12 months), calculated from the date of his termination of service. In addition, the Named Executive Officers party to an employment agreement are subject to customary confidentiality and non-disparagement obligations both during and following their employment with the Company.

2011 Non-Equity Incentive Plan Compensation

Cash bonuses paid to our Named Executive Officers are a reward for the realization of established performance objectives. For 2011, in accordance with the employment agreement of each Named Executive Officer, cash bonuses to our Named Executive Officers are based 80% on actual EBITDA versus budgeted EBITDA and 20% on the satisfaction of other performance criteria established by the Board and the Chief Executive Officer. For 2011, the maximum bonus award for each Named Executive Officer was 100% of base salary.

EBITDA, as referred to in the employment agreements, is defined as income from continuing operations before interest expense (net of interest income), income taxes, depreciation, amortization, share-based compensation and other expenses. EBITDA was chosen as the appropriate financial measure for the cash bonus determination because it is an important measure of our performance and the performance of our management, it drives our success and growth and it is a key criteria by which management plans and monitors our business.

For 2011, eligibility for the EBITDA portion of the bonus begins upon achievement of 95% of budgeted EBITDA, with (i) 40% of base salary earned at 95% of budgeted EBITDA, (ii) 80% of base salary earned at 110% of budgeted EBITDA and higher and (iii) the percentage of base salary being proportionately applied between 95% of budgeted EBITDA and 110% of budgeted EBITDA. For 2011, budgeted EBITDA for purposes of our executives’ bonus calculations was approximately $33.7 million.

In February 2012, the Compensation Committee met to determine whether and the extent to which the performance goals in each executive officer’s employment agreement had been achieved. The Compensation Committee determined that actual Adjusted EBITDA for 2011 was 105% of budgeted Adjusted EBITDA.

The Compensation Committee awarded cash bonuses to the Named Executive Officers pursuant to the terms of the employment agreements for such officers in the amounts set forth in the Summary Compensation Table below. The cash bonuses awarded to the Named Executive Officers were based on salaries of such officers pro-rated for the changes in salary that became effective during 2011.

Carter Bonus Agreement

We entered into a bonus agreement with Mr. Carter on January 4, 2010, pursuant to which Mr. Carter would be entitled to receive a one-time cash bonus payment of $40,000 subject to satisfaction of the following conditions in the 2011 fiscal year: (i) the absence of a change of control; (ii) continuous employment with the Company from January 4, 2010 until the date on which such bonus is paid; and (iii) the Company’s achievement of certain EBITDA targets as set forth therein. The PHC Acquisition did not constitute a change of control of the Company. In March 2012, the Compensation Committee of the Board of Directors determined that Mr. Carter had satisfied the conditions set forth in the bonus agreement and paid Mr. Carter the full amount under this bonus agreement in March 2012.

2011 Incentive Plan

In connection with the PHC Acquisition, we adopted the Acadia Healthcare Company, Inc. 2011 Incentive Compensation Plan (the “2011 Incentive Plan”). The 2011 Incentive Plan provides for grants of stock options, stock appreciation rights, restricted stock, and other stock-based and cash-based awards. Directors, officers and other employees of us and our subsidiaries, as well as other persons performing consulting or advisory services for us, are eligible for grants under the 2011 Incentive Plan. The purpose of the 2011 Incentive Plan is to provide incentives that will attract, retain and motivate high performing officers, directors, employees and consultants by providing them a proprietary interest in our long-term success or compensation based on their performance in fulfilling their responsibilities to our company. Set forth below is a summary of the material terms of the 2011 Incentive Plan.

Administration. The 2011 Incentive Plan is administered by the Compensation Committee. Among the Compensation Committee’s powers are the powers to: determine the form, amount and other terms and conditions of awards; clarify, construe or resolve any ambiguity in any provision of the 2011 Incentive Plan or any award agreement; amend the terms of outstanding awards; and adopt such rules, forms, instruments and guidelines for administering the 2011 Incentive Plan as it deems necessary or proper. The Compensation Committee has full authority to: administer and interpret the 2011 Incentive Plan; grant discretionary awards under the plan, determine the plan recipients, types of awards, terms and conditions of each award, and number of shares of Common Stock in each award; make all other determinations in connection with the plan and the awards; and delegate authority under the plan to our executive officers.

Available Shares. The aggregate number of shares of our Common Stock which may be issued or used for reference purposes under the 2011 Incentive Plan or with respect to which awards may be granted may not exceed 2,700,000 shares. The number of shares available for issuance under the 2011 Incentive Plan may be subject to adjustment in the event of a reorganization, stock split, merger or similar change in the corporate structure or the number of outstanding shares of our Common Stock. In the event of any of these occurrences, we may make any adjustments we consider appropriate to, among other things, the number and kind of shares, options or other property available for issuance under the plan or covered by grants previously made under the plan. The shares available for issuance under the plan may be, in whole or in part, either authorized and unissued shares of our Common Stock or shares of Common Stock held in or acquired for our treasury. In general, if awards under the 2011 Incentive Plan are for any reason cancelled, or expire or terminate unexercised, the shares covered by such awards may again be available for the grant of awards under the 2011 Incentive Plan.

Eligibility for Participation. Members of our Board of Directors, as well as employees of, and consultants to, us or any of our subsidiaries and affiliates are eligible to receive awards under the 2011 Incentive Plan.

Award Agreement. Awards granted under the 2011 Incentive Plan will be evidenced by award agreements, which need not be identical, that provide additional terms, conditions, restrictions or limitations covering the grant of the award, including, additional terms providing for the acceleration of exercisability or vesting of awards in the event of a change of control or conditions regarding the participant’s employment, as determined by the Compensation Committee.

Stock Options. The Compensation Committee may grant nonqualified stock options and incentive stock options to purchase shares of our Common Stock only to eligible employees. The Compensation Committee will determine the number of shares of our Common Stock subject to each option, the term of each option, which may not exceed ten years, or five years in the case of an incentive stock option granted to a 10% or greater stockholder, the exercise price, the vesting schedule, if any, and the other material terms of each option. No incentive stock option or nonqualified stock option may have an exercise price less than the fair market value of a share of our Common Stock at the time of grant or, in the case of an incentive stock option granted to a 10% or greater stockholder, 110% of such share’s fair market value. Options will be exercisable at such time or times and subject to such terms and conditions as determined by the Compensation Committee at grant and the exercisability of such options may be accelerated by the Compensation Committee.

Stock Appreciation Rights. The Compensation Committee may grant stock appreciation rights, or “SARs,” either with a stock option, which may be exercised only at such times and to the extent the related option is exercisable (a “Tandem SAR”), or independent of a stock option (a “Non-Tandem SAR”). A SAR is a right to receive a payment in shares of our Common Stock or cash, as determined by the Compensation Committee, equal in value to the excess of the fair market value of one share of our Common Stock on the date of exercise over the exercise price per share established in connection with the grant of the SAR. The term of each SAR may not exceed ten years. The exercise price per share covered by an SAR will be the exercise price per share of the related option in the case of a Tandem SAR and will be the fair market value of our Common Stock on the date of grant in the case of a Non-Tandem SAR. The Compensation Committee may also grant limited SARs, either as Tandem SARs or Non-Tandem SARs, which may become exercisable only upon the occurrence of a change in control, as defined in the 2011 Incentive Plan, or such other event as the Compensation Committee may designate at the time of grant or thereafter.

Restricted Stock. The Compensation Committee may award shares of restricted stock. Except as otherwise provided by the Compensation Committee upon the award of restricted stock, the recipient generally will have the rights of a stockholder with respect to the shares, including the right to receive dividends, the right to vote the shares of restricted stock and, conditioned upon full vesting of shares of restricted stock, the right to tender such shares, subject to the conditions and restrictions generally applicable to restricted stock or specifically set forth in the recipient’s restricted stock agreement. The Compensation Committee may determine at the time of award that the payment of dividends, if any, will be deferred until the expiration of the applicable restriction period. Recipients of restricted stock will be required to enter into a restricted stock agreement with us that states the restrictions to which the shares are subject, which may include satisfaction of pre-established performance goals, and the criteria or date or dates on which such restrictions will lapse. If the grant of restricted stock or the lapse of the relevant restrictions is based on the attainment of performance goals, the Compensation Committee will establish for each recipient the applicable performance goals, formulae or standards and the applicable vesting percentages with reference to the attainment of such goals or satisfaction of such formulae or standards while the outcome of the performance goals are substantially uncertain. Such performance goals may incorporate provisions for disregarding, or adjusting for, changes in accounting methods, corporate transactions, including dispositions and acquisitions, and other similar events or circumstances. Section 162(m) of the Internal Revenue Code (the “Code”) requires that performance awards be based upon objective performance measures. The performance goals for performance-based restricted stock will be based on one or more of the objective criteria set forth on Exhibit A to the 2011 Incentive Plan and are discussed in general below.

Other Stock-Based Awards. The Compensation Committee may, subject to limitations under applicable law, make a grant of such other stock-based awards, including performance units, dividend equivalent units, stock equivalent units, restricted stock and deferred stock units under the 2011 Incentive Plan that are payable in cash or denominated or payable in or valued by shares of our Common Stock or factors that influence the value of such shares. The Compensation Committee may determine the terms and conditions of any such other awards, which may include the achievement of certain minimum performance goals for purposes of compliance with Section 162(m) of the Code and a minimum vesting period. The performance goals for performance-based other stock-based awards will be based on one or more of the objective criteria set forth on Exhibit A to the 2011 Incentive Plan and discussed in general below.

Other Cash-Based Awards. The Compensation Committee may grant awards payable in cash. Cash-based awards shall be in such form, and dependent on such conditions, as the Compensation Committee shall determine, including, being subject to the satisfaction of vesting conditions or awarded purely as a bonus and not subject to restrictions or conditions. If a cash-based award is subject to vesting conditions, the Compensation Committee may accelerate the vesting of such award in its discretion.

Performance Awards. The Compensation Committee may grant a performance award to a participant payable upon the attainment of specific performance goals. The Compensation Committee may grant performance awards that are intended to qualify as performance-based compensation under Section 162(m) of the Code as well as performance awards that are not intended to qualify as performance-based compensation under Section 162(m) of the Code. If the performance award is payable in cash, it may be paid upon the attainment of the relevant performance goals either in cash or in shares of restricted stock, based on the then current fair market value of such shares, as determined by the Compensation Committee. Based on service, performance or other factors or criteria, the Compensation Committee may, at or after grant, accelerate the vesting of all or any part of any performance award.

Performance Goals. The Compensation Committee may grant awards of restricted stock, performance awards, and other stock-based awards that are intended to qualify as performance-based compensation for purposes of Section 162(m) of the Code. These awards may be granted, vest and be paid based on attainment of specified performance goals established by the Compensation Committee. These performance goals may be based on the attainment of a certain target level of, or a specified increase or decrease in, one or more of the following measures selected by the Compensation Committee: (1) earnings per share; (2) operating income; (3) gross income; (4) net income, before or after taxes; (5) cash flow; (6) gross profit; (7) gross profit return on investment; (8) gross margin return on investment; (9) gross margin; (10) operating margin; (11) working capital; (12) earnings before interest and taxes; (13) earnings before interest, tax, depreciation and amortization; (14) return on equity; (15) return on assets; (16) return on capital; (17) return on invested capital; (18) net revenues; (19) gross revenues; (20) revenue growth, as to either gross or net revenues; (21) annual recurring net or gross revenues; (22) recurring net or gross revenues; (23) license revenues; (24) sales or market share; (25) total shareholder return; (26) economic value added; (27) specified objectives with regard to limiting the level of increase in all or a portion of our bank debt or other long-term or short-term public or private debt or other similar financial obligations, which may be calculated net of cash balances and other offsets and adjustments as may be established by the Compensation Committee;

(28) the fair market value of the a share of Common Stock; (29) the growth in the value of an investment in the Common Stock assuming the reinvestment of dividends; (30) reduction in operating expenses or (31) other objective criteria determined by the Compensation Committee.

To the extent permitted by law, the Compensation Committee may also exclude the impact of an event or occurrence which the Compensation Committee determines should be appropriately excluded, such as (1) restructurings, discontinued operations, extraordinary items and other unusual or non-recurring charges; (2) an event either not directly related to our operations or not within the reasonable control of management; or (3) a change in accounting standards required by generally accepted accounting principles. Performance goals may also be based on an individual participant’s performance goals, as determined by the Compensation Committee. In addition, all performance goals may be based upon the attainment of specified levels of our performance, or the performance of a subsidiary, division or other operational unit, under one or more of the measures described above relative to the performance of other corporations. The Compensation Committee may designate additional business criteria on which the performance goals may be based or adjust, modify or amend those criteria.

Change in Control. In connection with a change in control, as defined in the 2011 Incentive Plan, the Compensation Committee may accelerate vesting of outstanding awards under the 2011 Incentive Plan. In addition, such awards may be, in the discretion of the Compensation Committee, (1) assumed and continued or substituted in accordance with applicable law; (2) purchased by us for an amount equal to the excess of the price of a share of our Common Stock paid in a change in control over the exercise price of the awards; or (3) cancelled if the price of a share of our Common Stock paid in a change in control is less than the exercise price of the award. The Compensation Committee may also provide for accelerated vesting or lapse of restrictions of an award at any time.

Stockholder Rights. Except as otherwise provided in the applicable award agreement, and with respect to an award of restricted stock, a participant will have no rights as a stockholder with respect to shares of our Common Stock covered by any award until the participant becomes the record holder of such shares.

Amendment and Termination. Notwithstanding any other provision of the 2011 Incentive Plan, our Board of Directors may at any time amend any or all of the provisions of the 2011 Incentive Plan, or suspend or terminate it entirely, retroactively or otherwise; provided, however, that, unless otherwise required by law or specifically provided in the 2011 Incentive Plan, the rights of a participant with respect to awards granted prior to such amendment, suspension or termination may not be adversely affected without the consent of such participant.

Transferability. Awards granted under the 2011 Incentive Plan generally are nontransferable, other than by will or the laws of descent and distribution, except that the Compensation Committee may provide for the transferability of nonqualified stock options at the time of grant or thereafter to certain family members.

Recoupment of Awards. The 2011 Incentive Plan provides that awards granted under the 2011 Incentive Plan are subject to any recoupment policy adopted regarding the clawback of “incentive-based compensation” under the Exchange Act or under any applicable rules and regulations promulgated by the SEC.

2011 Awards. On November 16, 2011, the Board of Directors approved a grant of restricted stock to our Named Executive Officers as follows: 14,255 shares to Mr. Jacobs; 10,367 shares to Mr. Fincher; and 9,719 shares to each of Messrs. Carter, Polson, Turner and Howard and Ms. Prince. The shares of restricted stock vested on April 1, 2012.

Summary Compensation Table

The following summary compensation table reflects the total compensation of the Named Executive Officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Joey A. Jacobs (2) Chief Executive Officer	2011	$274,000	$—	$133,994		—	$258,510	—	$3,127	(3)	$669,631

Trey Carter (4) Former Co-President and Chief Executive Officer	2011 2010	328,056 317,474	— 222,232	91,359	(5)	— —	326,841 —	— —	4,900 4,579	(3) (6)	751,156 544,285

Karen M. Prince (7) Former Division President and Chief Operating Officer	2011 2010	255,504 255,504	— 178,854	91,359 —		— —	254,870 —	— —	4,900 4,900	(3) (3)	606 ,633 439,258

Jack E. Polson (2) Chief Financial Officer and Executive Vice President	2011	245,230	—	91,359		—	231,548	—	—		568,137

Ronald M. Fincher (2) Chief Operating Officer	2011	245,230	—	97,450		—	231,548	—	3,565	(3)	577,793

Brent Turner (2) President	2011	245,230	—	91,359		—	231,548	—	3,731	(3)	571,868

Christopher L. Howard (2) Executive Vice President, General Counsel, and Secretary	2011	245,230	—	91,359		—	231,548	—	3,731	(3)	571,868

(1)	2011 awards were granted to each Named Executive Officer pursuant to the 2011 Incentive Plan. The amount listed represents the grant date fair value of each equity award computed in accordance with FASB Accounting Standards Codification 718, or ASC 718. See Note 9 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2011 regarding assumptions underlying valuation of our equity awards.
(2)	Messrs. Jacobs, Polson, Fincher, Turner and Howard were appointed executive officers of the Company in February 2011.
(3)	Represents Company contributions to the 401(k) plan.
(4)	Mr. Carter served as the Company’s Chief Executive Officer from May 2007 until February 2011. In February 2011, he was appointed Co-President of the Company and served in that role until his separation from the Company in April 2012.
(5)	Mr. Carter was granted Class B Common Units and Class B Preferred Units of Acadia Healthcare Holdings, LLC in fiscal year 2010. The grant date fair value of such award was determined to be de minimis. These awards vested on November 1, 2011.
(6)	During 2010, employees were allowed to cash-in up to 40 hours of accrued vacation time payable at 75% of its accrued value.
(7)	Ms. Prince served as the Company’s Chief Operating Officer from May 2007 until February 2011. In February 2011, she was appointed Division President of the Company and served in that role until her separation from the Company in April 2012.

Outstanding Equity Awards at Fiscal Year-End

The following table provides certain information with respect to the Named Executive Officers regarding outstanding equity awards as of December 31, 2011 that represent potential amounts that may be realized in the future.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)
Joey A. Jacobs	14,255	$142,122
Trey Carter	9,719	96,898
Karen M. Prince	9,719	96,898
Jack E. Polson	9,719	96,898
Ronald M. Fincher	10,367	103,359
Brent Turner	9,719	96,898
Christopher L. Howard	9,719	96,898

(1)	The shares of restricted stock vested on April 1, 2012.
(2)	Based on the closing sales price of our Common Stock of $9.97 on The NASDAQ Global Market on December 31, 2011.

DIRECTOR COMPENSATION

In March 2012, our Board of Directors adopted a compensation plan for non-management directors (the “Directors Plan”). The plan, effective November 1, 2011, provides:

•	an annual cash retainer of $50,000;

•	an annual cash retainer of $10,000 for each member of the Audit Committee and $15,000 for the chair of the Audit Committee;

•	an annual cash retainer of $7,500 for each member of the Compensation Committee and $12,500 for the chair of the Compensation Committee;

•

an annual cash retainer of $7,500 for each member of the Nominating and Corporate Governance Committee and $10,000 for the chair of the Nominating and Corporate Governance Committee, if such a committee is appointed;

•	an annual cash retainer of $65,000 for the lead director, if one if appointed;

•	an initial grant of restricted stock having a value equal to $100,000; and

•	an annual grant of restricted stock having a value equal to $80,000.

Under the Directors Plan, all annual retainers shall be paid on the day of the our annual meeting of Stockholders (the “Annual Meeting Date”). Each year as of the Annual Meeting Date, each non-management member of our Board who is re-elected or who otherwise continues to be a member of the Board immediately thereafter is automatically granted under the Directors Plan, without further action by us, our Board of Directors, the Compensation Committee or our stockholders, shares of our restricted stock having a value equal to $80,000.

The value of the restricted shares shall be based on the closing trading price of our common stock on the trading day immediately preceding the Annual Meeting Date. All restricted shares issued to non-management directors shall vest over three years with such shares to vest 33 1/3% per year on the three successive anniversary dates of the grant of restricted stock beginning on the first anniversary of the grant date.

Each of our directors is a party to an Indemnification Agreement with the Company pursuant to which we have agreed to indemnify and advance expenses to such director in connection with his or her service as our director, officer or agent to the fullest extent permitted by law and as set forth in each such agreement and, to the extent applicable, to maintain insurance coverage for each such director under our policies of directors’ and officers’ liability insurance.

The following table sets forth the 2011 compensation earned by or paid to our non-management directors. Messrs. Jacobs and Shear do not receive any additional compensation for their services as directors.

Name and Principal Position	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Total ($)
Reeve B. Waud	$12,917	—	$12,917
Charles E. Edwards (3)	11,250	—	11,250
Matthew A. London	8,333	—	8,333
Gary A. Mecklenburg (4)	9,583	—	9,583
William G. Grieco	10,000	—	10,000
Wade D. Miquelon (5)	—	—	—
David O. Neighbours (6)	—	—	—
Matthew W. Clary (6)	—	—	—
Eric S. Gordon (6)	—	—	—
Bradley M. Eckmann (6)	—	—	—
Christopher J. Graber (6)	—	—	—

(1)	Includes annual retainers and fees associated with chairing a Board committee.
(2)	Shares of restricted stock to be issued to directors pursuant to the Director Plan had not been issued as of December 31, 2011.
(3)	Effective March 23, 2012, Mr. Edwards resigned as a director as part of his separation from WCP.
(4)	See “Certain Relationships and Related Transactions – Affiliate Transactions” for information about fees paid to Mr. Mecklenburg for his service as a director of Acadia Healthcare Holdings, LLC.
(5)	Mr. Miquelon joined the Board in January 2012.
(6)	Messrs. Neighbours, Clary, Gordon, Eckmann and Graber joined the Board in April 2012.

In addition to the compensation described above, we also reimburse our directors for travel and out-of-pocket expenses in connection with their attendance at meetings of our Board of Directors.

In March 2012, the Board of Directors adopted stock ownership guidelines for non-management directors. The guidelines require that each non-management director hold an investment position in the Company’s Common Stock equity in value to five times the annual cash retainer (exclusive of any Board committee retainers) paid to non-management directors. The policy provides for a transition period in which directors can attain the required ownership.

AUDIT COMMITTEE REPORT

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act or the Exchange Act, except to the extent we specifically incorporate this Audit Committee Report by reference therein.

Our management has primary responsibility for preparing our financial statements and implementing internal controls over financial reporting. Our independent registered public accounting firm, Ernst & Young LLP, is responsible for expressing an opinion on the conformity of our audited financial statements with accounting principles generally accepted in the United States.

The role and responsibilities of the Audit Committee are set forth in a written Charter adopted by our Board of Directors. The Charter is available on our website, www.acadiahealthcare.com. The Audit Committee reviews and reassesses the adequacy of the Charter annually or more often as necessary and recommends any proposed changes to the Board. The Audit Committee acted in accordance with its Charter in 2011. In fulfilling its responsibilities for fiscal year 2011, the Audit Committee:

•	Pre-approved all auditing and non-auditing services of Ernst & Young LLP, other than certain de minimus non-audit services;

•

Reviewed and discussed with management our unaudited quarterly financial statements for the quarters ended September 30 and December 31, 2011 and our audited financial statements for the fiscal year ended December 31, 2011, including a discussion of critical accounting policies used in such financial statements;

•	Reviewed and discussed with the internal auditor the quality and appropriateness of our internal controls and reporting procedures;

•

Discussed with Ernst & Young LLP the matters required to be discussed under Statement on Auditing Standards No. 61 (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, relating to the conduct of the audit, both with and without management present; and

•

Received the written disclosures and the letter from Ernst & Young LLP as required by the applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence and discussed with Ernst & Young LLP their independence from us and management.

Based on the Audit Committee’s review of the audited financial statements and discussions with management and Ernst & Young LLP as described above, and in reliance thereon, the Audit Committee recommended to our Board of Directors that the audited financial statements for the fiscal year ended December 31, 2011 be included in our Annual Report on Form 10-K for filing with the SEC.

AUDIT COMMITTEE

Reeve B. Waud, Chairman
William F. Grieco
Wade D. Miquelon

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following section references Acadia Healthcare Holdings, LLC (“Acadia Holdings”), which was a privately owned holding company that owned the Company prior to the consummation of the PHC Acquisition and was controlled by WCP and its affiliates.

Professional Services Agreement

The Company and WCP were parties to a professional services agreement dated April 1, 2011, pursuant to which WCP rendered general advisory and management services with respect to financial and operating matters, including advice on corporate strategy, budgeting of future corporate investment, acquisition and divestiture strategy and debt and equity financing. WCP and the Company terminated the professional services agreement in connection with consummation of the PHC Acquisition and payment of $20,559,000 in aggregate transaction fees to WCP pursuant to the terms of the related termination agreement. Under the merger agreement with PHC, $15,559,000 of such transaction fees were subtracted from the $90.0 million dividend made by the Company to holders of our capital stock immediately prior to consummation of the PHC Acquisition.

The parties entered into the professional services agreement in connection with entering into the second amended and restated limited liability company agreement of Acadia Holdings (the “Acadia Holdings LLC Agreement”), which amended and restated Acadia Holdings’ prior limited liability company agreement dated August 31, 2009 (the “Prior LLC Agreement”).

Pursuant to the professional services agreement, the Company was obligated to pay the following fees to WCP: (i) upon consummation of any credit facility (including any amendments to existing credit facilities which have the effect of increasing the committed amount under such facility, but excluding any credit facility entered into after April 1, 2011 with any affiliate of WCP if such affiliate is receiving a closing or similar fee in connection with such facility), financing fees in cash in an aggregate amount to equal 1.5% of the aggregate principal amount of all such loans (or 1.0% of the aggregate amount of all public bond issuances); (ii) advisory fees in connection with the negotiation and consummation of any acquisitions and/or dispositions by the Company or any of its subsidiaries in an aggregate amount equal to 2.0% of the gross purchase price of any such acquisition or disposition (including any debt or other liabilities assumed or otherwise included in the transaction(s)), as compensation for the negotiation, arranging and structuring services WCP has agreed to provide the Company with respect thereto; and (iii) upon consummation of a Sale of Acadia (as defined below), a sale fee in cash in an amount equal to 1.5% of the enterprise value assigned to the Company and its subsidiaries in connection with or implied by such Sale of Acadia, as compensation for the negotiation, structuring and other services WCP agreed to provide the Company with respect to such Sale of Acadia. The PHC Acquisition did not constitute a Sale of Acadia.

Under the professional services agreement, WCP charged the Company a management fee for advisory and management services of $2.0 million per year. The fee for the period from and including April 1, 2011 to and including June 30, 2011 was paid on April 1, 2011. Thereafter, the advisory fee was payable on July 1st and January 1st of each year in advance.

The professional services agreement also provided for the reimbursement of WCP for its reasonable travel expenses, legal fees and other out-of-pocket fees and expenses in connection with activities undertaken pursuant to such agreement. Additionally, WCP and its affiliates (other than the Company and its subsidiaries) were indemnified for liabilities incurred in connection with their role under the professional services agreement, other than for liabilities resulting from their gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final non-appealable order.

In connection with entry into the professional services agreement, the amendment and restatement of the recapitalization of Acadia Holdings and the consummation of the Company’s acquisition of Youth and Family Centered Services, Inc., WCP received $6.15 million in fees from the Company on April 1, 2011, which consisted of a $3.6 million transaction fee, a $450,000 commitment fee and a $2.1 million financing fee. As discussed above, WCP also received $20,559,000 in aggregate transaction fees in connection with consummation of the PHC Acquisition and the termination of the professional services agreement.

Prior to entry into the professional services agreement, WCP was entitled to receive the following fees from Acadia Holdings pursuant to the Prior LLC Agreement: (i) an annual advisory fee, payable on a semi-annual basis, as compensation for the financial and management consulting services WCP had agreed to provide Acadia Holdings and its subsidiaries with respect to their business and financial management generally and its financial affairs; and (ii) upon consummation of any credit facility (including amendments to existing credit facilities which have the effect of increasing the amount to be drawn under such facility by Acadia Holdings or its subsidiaries, but excluding any credit facility entered into after December 30, 2005 with any affiliate of WCP if such affiliate received a closing or similar fee in connection with such facility) entered into by Acadia Holdings or its subsidiaries after December 30, 2005, financing fees in an aggregate amount to equal 2.0% of the aggregate principal amount of all such loans (or 1.0% of the aggregate amount of all public bond issuances), as compensation for the negotiation, arranging and structuring services WCP had agreed to provide to Acadia Holdings or its subsidiaries. The annual fee payable to WCP was initially set at $350,000 per annum, subject to annual increases of $50,000, up to $600,000, effective January 1st of each year beginning January 1, 2007. WCP deferred the payment of all such management fees in accordance with the terms of the Prior LLC Agreement.

On April 1, 2011 in connection with the recapitalization of Acadia Holdings, WCP received approximately $7.1 million of Acadia Holdings equity in exchange for fees it had previously deferred in accordance with the Prior LLC Agreement.

True Partners Engagement Agreement

The Company and True Partners Consulting LLC (“True Partners”), an affiliate of WCP, are parties to an engagement agreement dated January 7, 2011, pursuant to which True Partners renders tax consulting and compliance services to the Company and its affiliated entities. As of November 1, 2011, WCP and its affiliates indirectly owned a majority of the True Partners membership interests. The engagement agreement will automatically terminate upon the completion of the services to be rendered by True Partners thereunder. Either party may terminate the engagement agreement upon at least 30 days’ prior written notice to the other party. Upon such termination, True Partners shall be entitled to receive payment for services performed and expenses incurred through the date of termination. Pursuant to the engagement agreement, the Company pays certain fixed fees to True Partners for various tax consulting and compliance services, which are billed monthly as incurred. The Company paid $116,365, $62,065 and $196,387 to True Partners for such services in 2009, 2010 and 2011, respectively. In the event of a large transaction or other activity not otherwise covered under the engagement agreement for which True Partners provide services to the Company, True Partners will provide consulting services to the Company at its standard hourly rates, plus reimbursement of out-of-pocket expenses.

Registration Rights Agreement

Acadia Holdings entered into an amended and restated registration rights agreement with the holders of substantially all of its equity securities pursuant to which such holders have the right to demand the registration of all or a portion of their securities and have certain “piggyback” registration rights, subject to certain limitations. In connection with the consummation of the PHC Acquisition, WCP and the other members of Acadia Holdings caused the dissolution of Acadia Holdings and the distribution of the Common Stock held by Acadia Holdings to its members. In connection with such dissolution and distribution, the Company assumed Acadia Holdings’ rights and obligations under the amended and restated registration rights agreement.

Acadia Holdings LLC Agreement

Prior to the dissolution of Acadia Holdings on November 23, 2011, the Acadia Holdings LLC Agreement granted certain rights to the affiliates of WCP that are designated as the “WCP Investors” in the Acadia Holdings LLC Agreement (the “WCP Holdings Investors”). For so long as any WCP Holdings Investor held any Class A Units of Acadia Holdings, the WCP Holdings Investors holding a majority of the Class A Units then held by all WCP Investors constituted the “Majority WCP Holdings Investors” under the Acadia Holdings LLC Agreement. If no WCP Holdings Investor held any Class A Units of Acadia Holdings, the “Majority WCP Holdings Investors” (for purpose of the Acadia Holdings LLC Agreement) constituted the WCP Holdings Investors holding a majority of the Class B, Class C and Class D Units of Acadia Holdings held by all WCP Holdings Investors.

The board of managers of Acadia Holdings consisted of five (5) managers, four of which were designated by the Majority WCP Holdings Investors (the “WCP Managers”). Except as provided in the Acadia Holdings LLC Agreement and for cases in which the approval of the Acadia Holdings members was expressly provided by the Acadia Holdings LLC Agreement or by non-waivable provisions of applicable law, the powers of Acadia Holders were exercised by or under the authority of, and the business and affairs of Acadia Holdings were managed under the direction of its board of managers. Under the Acadia Holdings LLC Agreement, each of WCP FIF III, Waud QP II, Waud QP III and WCP III were able to designate one WCP Manager; provided, that Reeve Waud was entitled to serve as one of the WCP Managers at all times. Unless otherwise specified in the Acadia Holdings LLC Agreement or required by applicable law, any determination or action required to be taken by the board of managers was to be taken by a majority of the voting power of the managers then in office; provided that each WCP Manager was entitled to a number of votes on all matters which came before the board of managers in an amount equal to the quotient obtained by dividing (i) the number of WCP Managers which the WCP Holdings Investors were entitled to appoint under the Acadia Holdings LLC Agreement by (ii) the number of WCP Managers then serving on the board of managers.

The Acadia Holdings LLC Agreement granted certain drag along rights to the WCP Holdings Investors in connection with the following transactions (each a “Sale of Acadia”): (i) the sale, lease, transfer, conveyance or other disposition, in one transaction or a series of related transactions, of all or substantially all of the assets of Acadia Holdings; or (ii) a transaction (including by way of merger, consolidation, recapitalization, reorganization or sale of stock) the result of which would be that the unitholders of Acadia Holdings immediately prior to such transaction were, after giving effect to such transaction, no longer in the aggregate “beneficial owners” (as such term is defined in Rules 13d-3 and 13d-5 promulgated under the Exchange Act), directly or indirectly through one or more intermediaries, of more than 50% of the voting power of the outstanding voting securities of Acadia Holdings. If the Majority WCP Holdings Investors approved a Sale of Acadia (an “Approved Sale”), each unitholder of Acadia Holdings and each person that retained voting control over any transferred units was obligated to, subject to the satisfaction of certain conditions, vote for, consent to and raise no objections against such Approved Sale. If the Approved Sale was structured as (A) a merger or consolidation, each unitholder was obligated to waive any dissenters’ rights, appraisal rights or similar rights in connection with such merger or consolidation or (B) a sale of units, each holder was obligated to take all necessary or desirable actions in connection with the consummation of the Approved Sale as requested by Acadia Holdings’ board of managers (with the approval of the Majority WCP Holdings Investors) or the Majority WCP Holdings Investors. Furthermore, each Acadia Holdings unitholder was obligated, under the Acadia Holdings LLC Agreement, to take necessary or desirable actions in connection with the consummation of the Approved Sale as requested Acadia Holdings’ board of managers (with the approval of the Majority WCP Holdings Investors) or the Majority WCP Holdings Investors. The Acadia Holdings LLC Agreement also provided that each unitholder was obligated to vote for, consent to (to the extent it has any voting or consent right) and raise no objections against an initial public offering of Acadia Holdings or any of its subsidiaries approved by Acadia Holdings’ board of managers.

The Acadia Holdings LLC Agreement required that each “Management Investor” named therein bring, and cause each of its affiliates to bring, all investment or business opportunities to Acadia Holdings of which any of them became aware and which are within the scope and investment objectives of Acadia Holdings or its subsidiaries. Notwithstanding the foregoing, the Acadia Holdings LLC Agreement excluded holders of Class A Units and Class B Units held by the WCP Holdings Investors and their affiliates from all such restrictions, subject only to confidentiality restrictions contained in such agreement.

Affiliate Transactions

In August 2009, January 2010 and January 2011, Acadia Holdings entered into management agreements, manager unit agreements, executive purchase agreements and/or executive unit agreements with certain executives and managers pursuant to which such executives or managers purchased or otherwise were issued units of Acadia Holdings.

In connection with the purchase of Class A Common Units and Class A Preferred Units of Acadia Holdings certain former executive officers of the Company (Daniel Carpenter, Trey Carter, Thomas Dodd, Robert Swinson and Karen Prince) in January 2010, each such executive issued a promissory note to Acadia Holdings to satisfy its obligations to make a capital contribution to Acadia Holdings in accordance with the terms of the related management agreement. Each of Messrs. Carpenter, Carter, Dodd and Swinson and Ms. Prince issued a promissory note to Acadia Holdings on January 4, 2010 in the aggregate principal amount of $65,000, $120,000, $42,000, $42,000 and $96,000, respectively. Interest on each promissory note accrued at the lesser of 8.00% per annum and the highest rate permitted by applicable law. Default interest on each promissory note accrued at a rate per annum equal to the base rate (determined in accordance with the prior sentence) plus 3.00%. Amounts due under each promissory note were secured by certain Acadia Holdings units owned by the related executive as set forth in such promissory note and the related pledge agreement.

Each of Messrs. Carpenter, Carter, Dodd and Swinson and Ms. Prince repaid his or her promissory note in full on July 7, 2011 and the related pledge agreement was terminated effective as of such date.

See “Executive Compensation — Employment Agreements” for a discussion of our employment arrangements with certain of our executive officers.

During 2011, Mr. Mecklenburg received $180,000 for his service as a director of Acadia Holdings. Such compensation is in addition to the compensation that Mr. Mecklenburg earned as a director of the Company.

Stockholders Agreement

In connection with consummation of the PHC Acquisition, the Company, the Management Investors and WCP and certain of its affiliates entered into the Stockholders Agreement. Mr. Shear is not a party to this agreement.

Management Rights. For so long as the WCP Investors retain voting control over at least 50% of our outstanding voting securities, the WCP Investors will have the right to designate seven (7) directors to our Board, four (4) of which will be designated as Class I directors and three (3) of which will be designated as Class II directors. From and after the date on which the WCP Investors cease to have voting control over at least 50% of our outstanding voting securities and for so long as the WCP Investors hold at least 17.5% of our outstanding voting securities, the WCP Investors will have the right to designate at least such number of directors to our Board of Directors that, when compared to the authorized number of directors on our Board, is not less than proportional to the total number of Stockholder Shares (as defined below) over which the WCP Investors retain voting control relative to the total number of Stockholder Shares then issued and outstanding (with the number of representatives rounded up to the next whole number in all cases). From and after such time as the WCP Investors cease to hold at least 17.5% of our outstanding voting securities, the WCP Investors will have no right to designate any representative to our Board of Directors. Notwithstanding the foregoing, the Stockholders Agreement will provide that no reduction in the number of shares of our Common Stock and other of our and our subsidiaries’ equity securities over which the WCP Investors retain voting control will shorten the term of any incumbent director on our Board.

In accordance with the Stockholders Agreement, our Board appointed Messrs. Jacobs and Shear as Class III directors. Mr. Jacob’s appointment shall last as long as he continues to serve as our Chief Executive Officer or the Chief Executive Officer of any of our subsidiaries. Mr. Shear’s appointment will terminate after the expiration of the three-year term following his initial term.

“Stockholder Shares” is defined as (i) any shares of our Common Stock or other of our or our subsidiaries’ equity securities from time to time purchased or otherwise acquired or held by any party to the Stockholders Agreement, (ii) any of our Common Stock or other of our or our subsidiaries’ equity securities from time to time issued or issuable directly or indirectly upon the conversion, exercise or exchange of any securities purchased or otherwise acquired by any party to the Stockholders Agreement (excluding options to purchase our Common Stock granted by us unless and until such options are exercised), and (iii) any other capital stock or other of our or our subsidiaries’ other equity securities from time to time issued or issuable directly or indirectly with respect to the securities referred to in clauses (i) or (ii) above by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

Voting Agreement. Under the stockholders’ agreement, in the event the approval of the Company’s or its stockholders is required in connection with any election or removal of directors, merger, consolidation, business combination, recapitalization, conversion, sale, lease or exchange of all or substantially all of our property or assets, authorization or issuance of capital stock or other securities (including the adoption of any equity incentive plan), executive compensation, stockholder proposal, amendment to or restatement of our certificate of incorporation or Bylaws or pursuant to any contractual agreement to which a Management Investor is a party or is bound, each Management Investor will vote all of his or her Stockholder Shares and any other voting securities over which such Management Investor has voting control, and will take all other necessary or desirable actions within his, her or its control so that all such Stockholder Shares and other of our voting securities are voted as directed by the Majority

WCP Investors. In furtherance of the foregoing, each Management Investor has appointed Waud Capital Partners II, L.P. as such Management Investor’s true and lawful proxy and attorney-in fact, with full power and authority to vote such Management Investor’s Stockholder Shares and any other of our voting securities over which such Management Investor has voting control for the election and/or removal of directors (in accordance with the provisions described above in “—Management Rights”) and all such matters as described in this “—Voting Agreement” section. The Stockholders Agreement provides that the voting agreements and proxy described in this paragraph will terminate from and after such time as the WCP Investors cease to hold 17.5% of our outstanding voting securities.

Transfer Restrictions. The Stockholders Agreement provides that no Management Investor may transfer any interest in any Stockholder Shares, except as described in the following sentence, without first obtaining the consent of the Majority WCP Investors; provided, that the Management Investors may transfer Stockholder Shares to their “Permitted Transferees” (as defined in the Stockholders Agreement) as long as the transferring Management Investor retains voting control over the transferred Stockholder Shares. The aforementioned restrictions on transfer do not apply to the following Stockholder Shares: (i) Stockholder Shares received as consideration in the PHC Acquisition; (ii) Stockholder Shares purchased or otherwise acquired by any Management Investor after the effective time of the PHC Acquisition (excluding, for the avoidance of doubt, Stockholder Shares received in the dissolution of Acadia Holdings); and (iii) a percentage of Stockholder Shares held by each Management Investor and designated as “Unrestricted Shares” in accordance with the terms of the Stockholders Agreement. The Stockholders Agreement defines “Unrestricted Shares,” with respect to any Management Investor, as the number of such Management Investor’s Subject Shares determined by multiplying (x) the total number of Subject Shares held by such Management Investor as of November 1, 2011 (as appropriately adjusted for stock splits, stock dividends, stock combinations, recapitalizations and the like), by (y) the result of 100% minus the WCP Liquidity Percentage; provided, that (i) from and November 1, 2014, no fewer than 33% of the Subject Shares held by such Management Investor as of November 1, 2011 shall be Unrestricted Shares, (ii) from and after November 1, 2015, no fewer than 67% of the Subject Shares held by such Management Investor as of November 1, 2011 shall be Unrestricted Shares, and (iii) from and after November 1, 2016, 100% of such Management Investor’s Subject Shares shall be Unrestricted Shares. The Stockholders Agreement also defines “Subject Shares,” with respect to any Management Investor, as all Stockholder Shares purchased or otherwise acquired or held by such Management Investor other than (A) any Stockholder Shares received by such Management Investor as consideration in the PHC Acquisition, and (B) any Stockholder Shares purchased or otherwise acquired by such Management Investor after the effective time of the PHC Acquisition (which, for purposes of clarity, shall not include any Stockholder Shares received by such Management Investor in connection with the dissolution of Acadia Holdings or otherwise in connection with the liquidation and dissolution of Acadia Holdings) and “WCP Liquidity Percentage” as the percentage obtained by dividing (i) the total number of Stockholder Shares constituting WCP Equity as of the date of determination, by (ii) the total number of Stockholder Shares constituting WCP Equity as of November 1, 2011 (as appropriately adjusted for stock splits, stock dividends, stock combinations, recapitalizations and the like). The Stockholders Agreement defines “WCP Equity” as (i) the Common Stock held by the WCP Investors on November 1, 2011 and any other Stockholder Shares from time to time issued to or otherwise acquired by the WCP Investors (other than pursuant to purchases made on the open market and not in connection with any private placement by us), and (ii) any securities issued with respect to the securities referred to in clause (i) by way of a stock split, stock dividend, or other division of securities, or in connection with a combination of securities, recapitalization, merger, consolidation, or other reorganization. As to any particular securities constituting WCP Equity, such securities shall cease to be WCP Equity when they have been (A) effectively registered under the Securities Act and disposed of for cash in accordance with the registration statement covering them, (B) purchased or otherwise acquired for cash by any person other than a WCP Investor, or (C) redeemed or repurchased for cash by the Company or any of its subsidiaries or any designee thereof. The Stockholder Shares not described in clauses (i), (ii) and (iii) of the prior sentence are referred to in the Stockholders Agreement as “Restricted Shares.”

Lock-Ups. The Stockholders Agreement provides that no Management Investor or other holder of Restricted Shares will take any of the following actions from the date the Company gives notice to the Management Investors that a preliminary or final prospectus has been circulated for a public offering and during the 90 days following the date of the final prospectus for such public offering: (i) offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of the Company’s or its subsidiaries’ equity securities or any securities convertible into or exchangeable or exercisable for such securities; (ii) enter into any transaction which would have the same effect as described in clause (i); (iii) enter into any swap, hedge or other arrangement that transfers, in whole or part, any of the economic consequences or ownership of any of the securities described in clause (i); or (iv) publicly disclose the intention to enter into any transaction described in clauses (i), (ii) or (iii). The foregoing restrictions do not apply to transactions made in the subject public offering and those to which the underwriters managing such public offering agree in writing. As used in this “Certain Relationships and Related Party Transactions—Stockholders Agreement” section, “public offering” refers to any offering by the Company’s of the Company’s or its subsidiaries’ capital stock or other equity securities to the public pursuant to an effective registration statement under the Securities Act or any comparable statement under any similar federal statute then in force.

Certain Covenants. Under the Stockholders Agreement, we are obligated, for so long as the WCP Investors continue to hold 17.5% of our outstanding voting securities, to deliver to the WCP Investors certain audited and unaudited financial statements, annual budgets and operating plans and other information and financial data concerning us and our subsidiaries as reasonably requested by the WCP Investors. We will also be obligated during such period to permit any representative designated by any WCP Investor, upon reasonable notice and execution of a customary confidentiality agreement, to visit and inspect any of our properties, to examine our and our subsidiaries’ corporate, financial and other records and to consult with our and our subsidiaries directors, officers, managers, key employees and independent accountants.

For so long as the WCP Investors continue to hold 17.5% of our outstanding voting securities, we are not permitted to take (or with respect to certain actions be permitted to cause our subsidiaries to take) any of the following actions, subject to certain limited exceptions, without the prior written consent of the Majority WCP Investors: (i) pay dividends, redeem stock or make other distributions; (ii) authorize, issue or enter into any agreement providing for the issuance of any debt or equity securities; (iii) make loans, advances, guarantees or “Investments” (as defined in the Stockholders Agreement); (iv) engage in mergers or consolidations; (v) make or fail to make certain capital expenditures; (vi) sell, lease, license or dispose of any assets; (vii) liquidate, dissolve or wind up or effect a recapitalization, reclassification or reorganization; (viii) acquire any interest in any company or business; (ix) materially change our business activities; (x) enter into, amend, modify or supplement or waive any provisions of any agreement, transaction, commitment or arrangement with any affiliate; (xi) incur additional indebtedness exceeding $10.0 million in aggregate principal amount outstanding at any time on a consolidated basis; or (xii) make an assignment for the benefit of creditors or admit in writing its inability to pay our debts generally as they become due. Furthermore, so long as the WCP Investors continue to hold 17.5% of our outstanding voting securities we will (and will cause each of our subsidiaries to) take the following actions (subject to certain limited exceptions), unless we has received the prior written consent of the Majority WCP Investors: (A) maintain and keep our tangible assets in good repair, working order and condition; (B) maintain all material intellectual property rights necessary to the conduct of its business and maintain agreements providing for the confidentiality and protection of our intellectual property rights; (C) comply in all material respects with all applicable laws, rules and regulations of all governmental entities; (D) cause to be done all things reasonably necessary to maintain, preserve and renew all licenses, permits and other approvals necessary for the conduct of our business and the consummation of the transactions contemplated by the Agreement and Plan of Merger, by and among the Company, the Company Merger Sub, LLC, and PHC, Inc., dated as of May 23, 2011; (E) pay and discharge when payable all material taxes, assessments and governmental charges imposed upon our properties or the income or profits therefrom; (F) use commercially reasonable efforts to continue in force adequate insurance; (G) maintain proper books of record and account which present fairly in all material respects our financial conditions and results of operations and make provisions on our financial statements for all proper reserves, each in accordance with GAAP.

GENERAL INFORMATION

Stockholder Proposals for 2013 Annual Meeting

Pursuant to Rule 14a-8 under the Exchange Act, proper stockholder proposals intended to be presented at our 2013 annual meeting of stockholders must be received by us at our principal executive offices at 830 Crescent Centre Drive, Suite 610, Franklin, Tennessee 37067 no later than December 28, 2012 for the proposals to be included in the Proxy Statement and form of proxy card for that meeting.

If a stockholder desires to bring a matter before our annual meeting of stockholders and the matter is submitted outside the process of Rule 14a-8, including with respect to nominations for election as directors, the stockholder must follow the procedures set forth in our Bylaws. Our Bylaws provide generally that stockholder proposals and director nominations to be considered at an annual meeting of stockholders may be made by a stockholder only if (1) the stockholder is a stockholder of record and is entitled to vote at the meeting, and (2) the stockholder gives timely written notice of the matter to our corporate secretary. To be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders. However, in the event that our annual meeting is more than 30 days before or more than 70 days after the date of first anniversary of the preceding year’s annual meeting of stockholders, notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by the Company. Under our Bylaws, notice with respect to the 2013 annual meeting of stockholders must be received at our principal executive offices between the dates of January 23, 2013 and February 22, 2013, unless the 2013 annual meeting is called for a date that is more than 30 days before or more than 70 days after May 23, 2013. The notice must set forth the information required by the provisions of our Bylaws dealing with stockholder proposals and nominations of directors.

Annual Report to Stockholders

A copy of this Proxy Statement and our 2011 Annual Report to Stockholders has been posted on our website at www.acadiahealthcare.com. Upon the written request of any stockholder entitled to vote at the Annual Meeting, we will furnish, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the SEC. Requests should be directed to Acadia Healthcare Company, Inc., 830 Crescent Centre Drive, Suite 610, Franklin, Tennessee 37067, Attention: Christopher L. Howard, Esq., Executive Vice President, General Counsel and Secretary, (615) 851-6000. Our Annual Report to Stockholders and Annual Report on Form 10-K are not proxy soliciting materials.

ACADIA HEALTHCARE COMPANY, INC.

Joey A. Jacobs
Chairman, Director and Chief Executive Officer

April 27, 2012

ACADIA HEALTHCARE COMPANY, INC.

COMMON STOCK PROXY

ACADIA HEALTHCARE COMPANY, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 23, 2012: The Proxy Statement and the Company’s 2012 Annual Report to Stockholders are available at www.acadiahealthcare.com.

The undersigned hereby appoints Brent Turner and Christopher L. Howard, and either of them, as proxies, with full power of substitution and resubstitution, to vote all of the shares of Common Stock which the undersigned is entitled to vote at the annual meeting of stockholders of Acadia Healthcare Company, Inc., to be held at 830 Crescent Centre Drive, Suite 610, Franklin, Tennessee 37067, on Wednesday, May 23, 2012, at 10:30 a.m. (Central Time), and at any adjournment thereof.

This proxy is being solicited by the Board of Directors and will be voted as specified. If not otherwise specified, the above named proxies will vote (a) FOR the election as directors of the nominees named below; (b) FOR ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company and its subsidiaries for the fiscal year ending December 31, 2012; and (c) in accordance with the recommendations of the Board of Directors on any other matters that may properly come before the meeting.

1.	Election of Class I Directors:

	For	Withhold		For	Withhold
01- Reeve B. Waud	☐	☐	03- Matthew W. Clary	☐	☐
02- David O. Neighbours	☐	☐	04- Eric S. Gordon	☐	☐

(Continued and to be dated and signed on reverse side)

2. Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT ☐

MARK HERE IF YOU PLAN TO ATTEND THE MEETING ☐

Date:

Signature:

IMPORTANT
Please sign exactly as your name or names appear on this proxy and mail promptly in the enclosed envelope. If you sign as agent or in any other capacity, please state the capacity in which you sign.